                                               Filed Pursuant To Rule 424(b)(2)
                                               Registration No. 333-74355

          Supplemental Prospectus Supplement to Prospectus Supplement dated November 10, 1999 and Prospectus dated November 10, 1999.

                                  $50,000,000

                               EATON CORPORATION

                           7.65% Debentures due 2029

                             ----------------------

     Eaton will pay interest on the Debentures on May 15 and November 15 of each year. Eaton will make the first payment on May 15, 2000. Eaton will issue the Debentures only in denominations of $1,000 and integral multiples of $1,000.

     The Debentures offered here are a further issuance of the 7.65% Debentures due 2029 and are in addition to the $150,000,000 principal amount of Debentures described in the prospectus supplement dated November 10, 1999. The Debentures will have the same CUSIP Number as the Debentures described in the accompanying prospectus supplement.

     This supplemental prospectus supplement adds to the information in the attached prospectus supplement and prospectus. It also replaces the information in those documents that is different from the information included here. You should read each of these documents to understand the terms of the Debentures and important related information.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                                Per Debenture      Total
                                                                -------------   -----------
Initial public offering price...............................       97.984%      $48,992,000
Underwriting discount.......................................        0.875%      $   437,500
Proceeds, before expenses, to Eaton.........................       97.109%      $48,554,500

     The initial public offering price set forth above does not include accrued interest. Interest on the Debentures will accrue from November 16, 1999 and must be paid by the purchaser for the period from November 16, 1999 to the date of delivery.
                             ----------------------

     The underwriters expect to deliver the Debentures in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on November 26, 1999.

GOLDMAN, SACHS & CO.                                       CHASE SECURITIES INC.
                             ----------------------

          Supplemental Prospectus Supplement dated November 22, 1999.

                         DESCRIPTION OF THE DEBENTURES

     This description of the Debentures supplements, and where inconsistent replaces, the description of the terms of the Debentures in the accompanying prospectus dated November 10, 1999 as supplemented by the prospectus supplement dated November 10, 1999. Capitalized terms not defined in this supplemental prospectus supplement have the meanings assigned to them in the prospectus supplement and prospectus.

     The $50,000,000 of 7.65% Debentures due 2029 offered here are a part of the same series of securities as the $150,000,000 of 7.65% Debentures due 2029 described in the prospectus supplement.

                                USE OF PROCEEDS

     We expect the net proceeds from the sale of the Debentures offered by this supplemental prospectus supplement to be approximately $48.5 million. We will use these net proceeds to reduce the amount of our commercial paper, most of which we issued to finance our acquisition of Aeroquip-Vickers. At November 22, 1999, we had outstanding $1.25 billion of commercial paper having an average maturity of 52 days and bearing interest at an average annual rate of 5.7%.

                                  UNDERWRITING

     The following supplements the "Underwriting" discussion in the prospectus supplement. Where the following discussion differs from the discussion in the prospectus supplement, you should rely on this information.

     Eaton Corporation and the underwriters for the offering named below have entered into an underwriting agreement and a terms agreement with respect to the Debentures. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of Debentures indicated in the following table.

                                                                Principal Amount
                        Underwriters                             of Debentures
                        ------------                            ----------------
Goldman, Sachs & Co.........................................      $30,000,000
Chase Securities Inc........................................       20,000,000
                                                                  -----------
          Total.............................................      $50,000,000
                                                                  ===========

     Debentures sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this supplemental prospectus supplement. Any Debentures sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.50% of the principal amount of the Debentures. Any such securities dealers may resell any Debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the Debentures. If all the Debentures are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

     Eaton estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $40,000.

     The underwriters and their affiliates have performed, and may in the future perform, investment banking and advisory and general financing and banking services for Eaton. The Chase Manhattan Bank (formerly known as Chemical Bank), an affiliate of Chase Securities Inc., is trustee under the indenture under which the Debentures will be issued.

                                      SPS-2

          Prospectus Supplement to Prospectus dated November 10, 1999.

                                  $400,000,000

                               EATON CORPORATION

                       $250,000,000 6.95% Notes due 2004
                     $150,000,000 7.65% Debentures due 2029
                             ----------------------

     Eaton will pay interest on the Notes and Debentures on May 15 and November 15 of each year. Eaton will make the first payment on May 15, 2000. Eaton will issue the Notes and Debentures only in denominations of $1,000 and integral multiples of $1,000.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                      Per Note      Total       Per Debenture       Total
                                      --------      -----       -------------       -----
Initial public offering price.......   99.784%   $249,460,000      99.569%       $149,353,500
Underwriting discount...............    0.600%   $  1,500,000       0.875%       $  1,312,500
Proceeds, before expenses, to
  Eaton.............................   99.184%   $247,960,000      98.694%       $148,041,000

     The initial public offering prices set forth above do not include accrued interest, if any. Interest on the Notes and Debentures will accrue from November 16, 1999 and must be paid by the purchaser if the Notes and Debentures are delivered after November 16, 1999.

                             ----------------------

     The underwriters expect to deliver the Notes and Debentures in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on November 16, 1999.

GOLDMAN, SACHS & CO.                                       CHASE SECURITIES INC.

                             ----------------------

                 Prospectus Supplement dated November 10, 1999.

     NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY EATON OR ANY UNDERWRITER THAT WOULD PERMIT DISTRIBUTION OF A PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. ANY PERSON INTO WHOSE POSSESSION THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS COMES IS ADVISED BY EATON AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT, AND TO OBSERVE ANY RESTRICTIONS AS TO, THE OFFERING OF THE NOTES AND DEBENTURES AND THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included or incorporated by reference in the accompanying prospectus or this prospectus supplement constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. Words such as "expects", "intends", "plans", "projects", "believes", "estimates", "anticipates" and variations of these and similar expressions are used to identify these forward-looking statements. These forward-looking statements refer to, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in those documents are set forth in those documents. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified by those cautionary statements. We will not update these forward-looking statements even though our situation will change in the future.

                                  THE COMPANY

     We are a global manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial, aerospace and semiconductor markets. Principal products include hydraulic products and fluid connectors, electrical power distribution and control equipment, truck drivetrain systems, engine components, ion implanters and a wide variety of controls.

     On April 9, 1999, we completed the acquisition of Aeroquip-Vickers, Inc. for $1.623 billion in cash. Aeroquip-Vickers, which had 1998 sales of $2.1 billion, includes two principal subsidiaries: Aeroquip Corporation and Vickers, Inc. Aeroquip's operations manufacture products that include all pressure ranges of hose, fittings, adapters, couplings and other fluid connectors, plus precision molded and extruded plastic products. Vickers' operations produce hydraulic pumps, motors and cylinders; electronic and hydraulic controls; electric motors and drives; filtration products; and fluid-evaluation products and services. Funds for the purchase were initially obtained through the issuance of commercial paper. The acquisition has been accounted for by the purchase method of accounting.

     After giving pro forma effect to the acquisition of Aeroquip-Vickers, our worldwide sales in 1998 were $8.78 billion. This pro forma information combines the historical consolidated financial results of our company and Aeroquip-Vickers as if the businesses had been combined at the beginning of 1998, as described in our Current Report on Form 8-K dated July 15, 1999.

     We recently sold two of our businesses. On August 31, 1999, we sold our Engineered Fasteners Division to TransTechnology Corporation for $173 million in cash. Engineered Fasteners had 1998 sales of $94 million. On October 1, 1999, we sold our Fluid Power Division to Borg Warner Automotive, Inc. for $310 million in cash. Fluid Power had 1998 sales of $189 million. Proceeds from the sales of these businesses were used to pay down commercial paper. Also, during the second quarter of 1999, we announced the planned sale of Vickers Electronics Systems, which had 1998 sales of $133 million. Vickers Electronics Systems is a business that we acquired as part of our acquisition of Aeroquip-Vickers and is a leader in electronic motion control systems, including controls software, motors and drives for manufacturing.

     At October 1, 1999, we had approximately 64,000 employees and 205 manufacturing sites in 25 countries around the world.

     Our company was incorporated under the laws of Ohio in 1916. Our principal executive office is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584 and our telephone number is (216) 523-5000.

BUSINESS SEGMENTS

     In July 1999, due to the acquisition of Aeroquip-Vickers and the planned divestitures of our Fluid Power and Engineered Fasteners divisions and Vickers Electronics Systems, we realigned our business segment reporting. Further details on this realignment are discussed in our Current Report on Form 8-K dated July 15, 1999. Set forth below is a brief discussion of our business segments after giving effect to the realignment.

AUTOMOTIVE COMPONENTS

     Our Automotive Components segment produces a broad range of products, including valve train systems, intake and exhaust valves, lash compensation lifters and lash adjusters, cylinder heads, superchargers, limited slip and locking differentials, transmission dampers, precision gear forgings, air control valves, climate controls, convenience switches, engine sensors, mirror actuators, transmission controls, keyless entry systems, daytime running lamps, speed-sensitive steering systems, on-board vapor recovery valves, check valves, fuel level sensors and pressure control valves.

     In 1998, this segment represented 20% of our pro forma net sales (pro forma net sales for this segment include the effect of the reclassification of the net sales of the Engineered Fasteners Division to Divested Operations described below). Approximately 60% of this segment's pro forma net sales in 1998 were made to divisions and subsidiaries of three large original equipment manufacturers of vehicles, generally concentrated in North America. We have been conducting business with each of these companies for many years. Sales to these companies include a number of different products and different models or types of the same product, sales of which are not dependent upon one another. With respect to many of the products sold, various divisions and subsidiaries of each of the companies are in the nature of separate customers, and sales to one division or subsidiary are not dependent upon sales to other divisions or subsidiaries.

FLUID POWER AND OTHER COMPONENTS

     Our Fluid Power and Other Components segment includes the recently acquired businesses of Aeroquip-Vickers. This segment produces all pressure ranges of hose, fittings, adapters, couplings and other fluid power connectors. It also produces hydraulic pumps, motors, valves, cylinders, power steering units, transaxles and transmissions; electronic and hydraulic controls; electric motors and drives; filtration products; fluid-evaluation products and services; for aerospace applications -- actuators, cockpit controls, illuminated displays, integrated displays and panels, relays and valves; clutches and brakes for industrial machines; golf grips and precision molded and extruded plastic products.

     In 1998, this segment represented 31% of our pro forma net sales (pro forma net sales for this segment include the effect of the reclassification of the net sales of the Fluid Power Division to Divested Operations described below). The principal markets of this segment include original equipment manufacturers of heavy-, medium- and light-duty trucks, passenger cars and off-highway vehicles. Although original equipment manufacturers are generally concentrated in North America, sales are made on a global basis.

INDUSTRIAL AND COMMERCIAL CONTROLS

     Our Industrial and Commercial Controls segment produces products and devices designed to control and protect electric motors, for position sensing, to control machine logic, to permit human interface with machines, to manage distribution of electricity in homes, businesses and industrial facilities and to support customer power and control system requirements. This segment also produces products for commercial and military applications such as thermal circuit breakers and power control and conversion equipment.

     In 1998, this segment represented 24% of our pro forma net sales. The principal markets of this segment are industrial, construction, commercial, automotive and government customers concentrated principally in North America; however, sales are made globally. Sales are made directly by us and indirectly through distributors and manufacturers' representatives to these customers.

SEMICONDUCTOR EQUIPMENT

     Our Semiconductor Equipment segment produces high-and medium-current implanters and high-energy implanters, integrated implant products and services and other products including photostabilizers, ozone and plasma ashers, thermal processing systems and flat panel display equipment.

     In 1998, this segment represented 3% of our pro forma net sales. The principal market of this segment is manufacturers of semiconductors concentrated principally in North America; however, sales are made globally. Sales are made directly by us and indirectly through distributors and manufacturers' representatives to these customers.

TRUCK COMPONENTS

     Our Truck Components segment produces heavy-, medium- and light-duty mechanical transmissions, heavy-duty automated transmissions, heavy- and medium-duty clutches, traction control systems, transfer boxes, power take-off units, splitter boxes, gearshift mechanisms, transmissions for off-highway construction equipment, intelligent cruise control systems, collision warning systems and transportation logistics management systems.

     In 1998, this segment represented 17% of our pro forma net sales. Approximately 50% of this segment's pro forma net sales in 1998 were made to divisions and subsidiaries of three original equipment manufacturers of heavy-, medium- and light-duty trucks and off-highway vehicles, generally concentrated in North America.

DIVESTED OPERATIONS

     In 1998, divested operations represented 5% of our pro forma net sales. Divested operations include the results of our Engineered Fasteners and Fluid Power divisions and our automotive leaf spring business, which was sold on April 1, 1998.

RECENT DEVELOPMENTS

     As discussed above, on April 9, 1999, we completed the acquisition of Aeroquip-Vickers for $1.623 billion in cash.

     On July 1, 1999, we publicly sold 1,625,000 of our common shares at a price of $92.00 per share. Net proceeds from this offering were $147 million and were used to partially refinance the $1.623 billion cost of the acquisition of Aeroquip-Vickers.

     As also discussed above, we recently completed the sale of our Engineered Fasteners Division for $173 million and our Fluid Power Division for $310 million. Also, during the second quarter of 1999, we announced the planned sale of Vickers Electronics Systems.

                                USE OF PROCEEDS

     We expect the net proceeds from the sale of the Notes and Debentures offered by this prospectus supplement to be approximately $396 million. We will use these net proceeds to reduce the amount of our commercial paper, most of which we issued to finance our acquisition of Aeroquip-Vickers. At November 10, 1999, we had outstanding $1.65 billion of commercial paper having an average maturity of 40 days and bearing interest at an average annual rate of 5.5%.

                                 CAPITALIZATION

     The following table sets forth our capitalization at September 30, 1999 which includes the effect of the acquisition of Aeroquip-Vickers, the sale of our common shares in July 1999 and the sale of our Engineered Fasteners Division in August 1999. The as adjusted capitalization set forth below gives effect to the application of the approximately $396 million of net proceeds from the sale of the Notes and Debentures offered by this prospectus supplement and the $310 million of cash from the sale of our Fluid Power Division on October 1, 1999. See "Use of Proceeds".

                                                                 SEPTEMBER 30, 1999
                                                              -------------------------
                                                              HISTORICAL    AS ADJUSTED
(Millions)                                                    ----------    -----------
Short-term debt & current portion of long-term debt.........    $1,201        $  495
                                                                ======        ======
Long-term debt
  9% notes due 2001.........................................    $  100        $  100
  8% debentures due 2006....................................        86            86
  8.9% debentures due 2006..................................       100           100
  8.1% debentures due 2022..................................       100           100
  7 5/8% debentures due 2024................................       100           100
  6 1/2% debentures due 2025................................       150           150
  7.875% debentures due 2026................................       100           100
  Notes offered hereby......................................        --           250
  Debentures offered hereby.................................        --           150
  Commercial paper..........................................       932           932
  Other.....................................................       278           278
                                                                ------        ------
Total long-term debt........................................     1,946         2,346
                                                                ------        ------
Shareholders' equity
  Common shares.............................................        37            37
  Capital in excess of par value............................     1,043         1,043
  Retained earnings.........................................     1,616         1,616
  Accumulated other comprehensive income (loss).............      (207)         (207)
  Shares in trust
     Employee Stock Ownership Plan..........................        (1)           (1)
     Deferred compensation plans............................       (38)          (38)
                                                                ------        ------
Total shareholders' equity..................................     2,450         2,450
                                                                ------        ------
Total capitalization........................................    $4,396        $4,796
                                                                ======        ======

     Aggregate mandatory sinking fund requirements and annual maturities of long-term debt, as adjusted above, are as follows (in millions): 2000, $5; 2001, $100; 2002, $25; 2003, $500; and 2004, $686.

                       SELECTED PRO FORMA FINANCIAL DATA

     The following table sets forth unaudited pro forma financial information which includes the effects of our acquisition of Aeroquip-Vickers on April 9, 1999. The pro forma information combines, for the indicated period, the historical consolidated financial statements of our company and Aeroquip-Vickers using the purchase method of accounting. The pro forma results include preliminary estimates and assumptions which our management believes are reasonable. However, the pro forma assumptions do not include any cost savings or other effects of the planned integration of our company and Aeroquip-Vickers and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future. Further details of the calculation of the 1998 pro forma income statement are described in our Current Report on Form 8-K dated June 18, 1999. The pro forma income statement for the first nine months of 1999 has been prepared using the same assumptions as the 1998 pro forma income statement.

                                                          NINE MONTHS ENDED             YEAR ENDED
                                                          SEPTEMBER 30,1999          DECEMBER 31,1998
                                                       -----------------------    -----------------------
                                                       PRO FORMA    HISTORICAL    PRO FORMA    HISTORICAL
(Millions except for per share data)                   ---------    ----------    ---------    ----------
Net sales..........................................     $6,726        $6,188       $8,775        $6,625
Costs & expenses
  Cost of products sold............................      4,862         4,427        6,449         4,759
  Selling & administrative.........................      1,050           978        1,322         1,050
  Research & development...........................        240           230          374           334
                                                        ------        ------       ------        ------
                                                         6,152         5,635        8,145         6,143
                                                        ------        ------       ------        ------
Income from operations.............................        574           553          630           482
Other income (expense)
  Interest expense -- net..........................       (144)         (112)        (213)          (88)
  Gain on sales of businesses......................        133           133           43            43
  Other -- net.....................................         16            21           36            48
                                                        ------        ------       ------        ------
                                                             5            42         (134)            3
                                                        ------        ------       ------        ------
Income before income taxes.........................        579           595          496           485
Income taxes.......................................        197           202          142           136
                                                        ------        ------       ------        ------
Net income.........................................     $  382        $  393       $  354        $  349
                                                        ======        ======       ======        ======
Net income per common share
  Assuming dilution................................     $ 5.21        $ 5.35       $ 4.87        $ 4.80
  Basic............................................       5.29          5.44         4.96          4.89

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables set forth selected historical financial information for the periods indicated and includes the effects of our acquisition of Aeroquip-Vickers beginning on April 9, 1999. The selected consolidated historical financial information presented below should be read in conjunction with the financial statements and the notes thereto included in the documents incorporated by reference into this prospectus supplement.

STATEMENTS OF CONSOLIDATED INCOME

                                              NINE MONTHS
                                                 ENDED
                                              SEPTEMBER 30                  YEAR ENDED DECEMBER 31
                                            ----------------    ----------------------------------------------
                                             1999      1998      1998      1997      1996      1995      1994
(Millions except for per share data)        ------    ------    ------    ------    ------    ------    ------
Net sales...............................    $6,188    $5,019    $6,625    $7,563    $6,961    $6,822    $6,052
Costs & expenses
  Cost of products sold.................     4,427     3,599     4,759     5,456     5,171     5,028     4,397
  Selling & administrative..............       978       774     1,050     1,088       995       927       890
  Research & development................       230       249       334       319       267       227       213
  Purchased in-process research &
    development.........................                                      85
                                            ------    ------    ------    ------    ------    ------    ------
                                             5,635     4,622     6,143     6,948     6,433     6,182     5,500
                                            ------    ------    ------    ------    ------    ------    ------
Income from operations..................       553       397       482       615       528       640       552
Other income (expense)
  Interest expense -- net...............      (112)      (67)      (88)      (79)      (79)      (81)      (76)
  Gain on sales of businesses...........       133        43        43        91
  Other -- net..........................        21        22        48        41        36        33        12
                                            ------    ------    ------    ------    ------    ------    ------
                                                42        (2)        3        53       (43)      (48)      (64)
                                            ------    ------    ------    ------    ------    ------    ------
Income before income taxes &
  extraordinary item....................       595       395       485       668       485       592       488
Income taxes............................       202       118       136       204       136       193       155
                                            ------    ------    ------    ------    ------    ------    ------
Income before extraordinary item........       393       277       349       464       349       399       333
Extraordinary item......................                                     (54)
                                            ------    ------    ------    ------    ------    ------    ------
Net income..............................    $  393    $  277    $  349    $  410    $  349    $  399    $  333
                                            ======    ======    ======    ======    ======    ======    ======
Per common share-assuming dilution
  Income before extraordinary item......    $ 5.35    $ 3.79    $ 4.80    $ 5.93    $ 4.46    $ 5.08    $ 4.35
  Extraordinary item....................                                    (.69)
                                            ------    ------    ------    ------    ------    ------    ------
  Net income............................    $ 5.35    $ 3.79    $ 4.80    $ 5.24    $ 4.46    $ 5.08    $ 4.35
                                            ======    ======    ======    ======    ======    ======    ======
Per common share-basic
  Income before extraordinary item......    $ 5.44    $ 3.87    $ 4.89    $ 6.05    $ 4.50    $ 5.13    $ 4.40
  Extraordinary item....................                                    (.71)
                                            ------    ------    ------    ------    ------    ------    ------
  Net income............................    $ 5.44    $ 3.87    $ 4.89    $ 5.34    $ 4.50    $ 5.13    $ 4.40
                                            ======    ======    ======    ======    ======    ======    ======

BUSINESS SEGMENT DATA

                                NINE MONTHS ENDED
                                   SEPTEMBER 30                   YEAR ENDED DECEMBER 31
                                ------------------    ----------------------------------------------
                                 1999       1998       1998      1997      1996      1995      1994
(Millions)                      -------    -------    ------    ------    ------    ------    ------
Net sales
  Automotive Components.......  $1,402     $1,290     $1,741    $1,601    $1,560    $1,436    $1,120
  Fluid Power & Other
    Components................   1,434        526        681       657       587       582       524
  Industrial & Commercial
    Controls..................   1,677      1,621      2,145     2,091     1,956     1,847     1,684
  Semiconductor Equipment.....     264        220        267       459       446       383       213
  Truck Components............   1,203      1,120      1,478     1,177       916     1,026       918
                                ------     ------     ------    ------    ------    ------    ------
Total ongoing operations......   5,980      4,777      6,312     5,985     5,465     5,274     4,459
Divested operations...........     208        242        313     1,578     1,496     1,548     1,593
                                ------     ------     ------    ------    ------    ------    ------
Total net sales...............  $6,188     $5,019     $6,625    $7,563    $6,961    $6,822    $6,052
                                ======     ======     ======    ======    ======    ======    ======
Operating profit (loss)
  Automotive Components.......  $  177     $  147     $  198    $  191    $  170    $  149    $  120
  Fluid Power & Other
    Components................     125         95        117       123       109       115        86
  Industrial & Commercial
    Controls..................     130        112        140       182       149       134       129
  Semiconductor Equipment.....      14        (93)      (123)       29        60        76        40
  Truck Components............     188        163        201       149        57       175       166
                                ------     ------     ------    ------    ------    ------    ------
Total ongoing operations......     634        424        533       674       545       649       541
Divested operations...........      40         38         49       150        76        79        91
Amortization of goodwill &
  other intangible assets.....     (72)       (48)       (67)      (48)      (41)      (34)      (29)
Purchased in-process research
  & development...............                                     (85)
Interest expense -- net.......    (112)       (67)       (88)      (79)      (79)      (81)      (76)
Gain on sales of businesses...     133         43         43        91
Corporate & other -- net......     (28)         5         15       (35)      (16)      (21)      (39)
                                ------     ------     ------    ------    ------    ------    ------
Income before income taxes....  $  595     $  395     $  485    $  668    $  485    $  592    $  488
                                ======     ======     ======    ======    ======    ======    ======

     The segment information above reflects our realignment of our business segments as discussed on page S-3 of this prospectus supplement.

CONSOLIDATED BALANCE SHEET DATA

                                         AT                          AT DECEMBER 31
                                    SEPTEMBER 30,    ----------------------------------------------
                                        1999          1998      1997      1996      1995      1994
(Millions except for ratio data)    -------------    ------    ------    ------    ------    ------
Cash..............................     $   35        $   80    $   53    $   22    $   56    $   18
Working capital...................        (44)          466       698       787       822       744
Total assets......................      8,369         5,665     5,606     5,385     5,106     4,731
Short-term debt & current portion
  of long-term debt...............      1,201           333       104        30        50        36
Long-term debt....................      1,946         1,191     1,272     1,062     1,084     1,053
Total debt........................      3,147         1,524     1,376     1,092     1,134     1,089
Shareholders' equity..............      2,450         2,057     2,071     2,160     1,975     1,680
Debt to total debt plus equity....       56.2%         42.6%     39.9%     33.6%     36.5%     39.3%
Net debt (total debt less cash)...     $3,112        $1,444    $1,323    $1,070    $1,078    $1,071
Net debt to net debt plus
  equity..........................       56.0%         41.2%     39.0%     33.1%     35.3%     38.9%

OTHER DATA

                                        NINE MONTHS
                                           ENDED
                                       SEPTEMBER 30               YEAR ENDED DECEMBER 31
                                      ---------------   ------------------------------------------
                                       1999     1998     1998     1997     1996     1995     1994
(Millions except for ratio data)      ------   ------   ------   ------   ------   ------   ------
Capital expenditures................  $  313   $  271   $  483   $  438   $  347   $  399   $  267
Depreciation & amortization.........     323      245      331      342      320      281      251
EBIT................................     707      462      573      747      564      673      564
EBITDA..............................   1,030      707      904    1,089      884      954      815
EBITDA/Sales........................    16.6%    14.1%    13.6%    14.4%    12.7%    14.0%    13.5%
Ratio of earnings to fixed
  charges...........................    4.75     4.78     4.45     6.30     5.04     5.96     5.19
Pro forma ratio of earnings to fixed
  charges...........................    4.63              4.30

EBIT, shown above, consists of income before interest, income taxes and extraordinary items. EBITDA consists of income before interest, income taxes, extraordinary items and depreciation and amortization. We have included information concerning EBIT and EBITDA in this prospectus supplement because this type of information is commonly used as one measure of a company's operating performance and liquidity. EBIT and EBITDA are not determined using generally accepted accounting principles and, therefore, are not necessarily comparable to EBIT and EBITDA as calculated by other companies. You should not consider our EBIT and EBITDA in isolation or as a substitute for, or more meaningful than, measures of performance determined in accordance with generally accepted accounting principles.

For the purpose of computing the ratios of earnings to fixed charges shown above, "earnings" consist of consolidated pretax income before adjustment for minority interests in consolidated subsidiaries or income (loss) of equity investees, plus the following: 1) amortization of capitalized interest, 2) distributed income of equity investees, and 3) fixed charges excluding capitalized interest. "Fixed charges" consist of 1) interest expensed, 2) interest capitalized, 3) amortization of debt issue costs, and 4) that portion of rent expense estimated to represent interest. The pro forma ratios of earnings to fixed charges reflect the sale of Notes and Debentures offered by this prospectus supplement and the application of the net proceeds to repay a portion of our outstanding commercial paper.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     All references to net income per common share assume dilution, unless otherwise indicated.

RESULTS OF OPERATIONS

     On April 9, 1999, we completed the acquisition of Aeroquip-Vickers for approximately $1.623 billion in cash. The acquisition has been accounted for by the purchase method of accounting, and accordingly, our statements of consolidated income include the effects of the acquisition of Aeroquip-Vickers beginning April 9, 1999. This acquisition is more fully discussed on page S-2 of this prospectus supplement.

     We reported record sales of $2.23 billion for the third quarter of 1999, 37% above the third quarter of 1998. Sales for the first nine months of 1999 were a record $6.19 billion, an increase of 23% from the comparable period in 1998. The increase in sales primarily reflects the acquisition of Aeroquip-Vickers.

     Net income for the third quarter of 1999 was a record $184 million, an increase of 217% from the comparable period in 1998. Earnings per share reached $2.46, 208% above last year's $.80. Net income for the first nine months of 1999 was a record $393 million, an increase of 42% from the comparable period in 1998. Earnings per share for the nine months ended September 30, 1999 were $5.35, an increase of 41% compared to the same period in 1998.

     During the third quarter of 1999, we recorded a pretax gain of $133 million ($81 million aftertax, or $1.08 per common share), related to the sale of our Engineered Fasteners Division. We also recorded restructuring charges of $8 million ($5 million aftertax, or $.07 per common share) during the third quarter of 1999. Restructuring charges for the first nine months of 1999 were $11 million ($7 million aftertax, or $.10 per common share). These charges were associated with the integration of Aeroquip-Vickers' operations into the company.

     During the third quarter of 1998, we recorded restructuring charges of $42 million ($27 million aftertax, or $.38 per common share). During the first quarter of 1998, we recorded a net pretax gain of $43 million related principally to the January 2, 1998 sale of our worldwide Axle and Brake business. This gain was entirely offset by charges of $33 million related to restructuring actions and a $10 million contribution to our charitable trust.

     Excluding the gain on sale of our Engineered Fasteners Division and restructuring charges in both years, net income for the third quarter of 1999 was $108 million, 27% ahead of the comparable period in 1998, and earnings per share were $1.45, 23% above the comparable period in 1998. Excluding non-recurring items in both periods, net income for the first nine months of 1999 was $319 million, or $4.35 per share, increases of 5% compared to the same period in 1998.

     Our improved performance in 1999 can be attributed to robust conditions in the Truck, Automotive, and Industrial markets, and the benefits of last year's restructuring of the Semiconductor Equipment business. Conditions in the Fluid Power business, however, remain very weak, but excellent progress is being made integrating the former Aeroquip-Vickers into our businesses. During the quarter, Aeroquip-Vickers added about $.03 to our earnings per share before restructuring charges. Our improved performance can also be seen in earnings before non-cash amortization of acquisition-related intangibles. Comparable 'cash' earnings per share in the third quarter of 1999 were $1.76, an increase of 30% from last year's $1.35.

RESULTS OF BUSINESS SEGMENTS

AUTOMOTIVE COMPONENTS

     Sales in the third quarter of 1999 were a record $444 million, 8% above one year ago. Sales in the first nine months of 1999 of $1.40 billion increased 9% compared to the same period in 1998. This increase compares to increases of 15% in NAFTA light vehicle production and 2% in Europe, with a 17% decline in South American output. This segment's improved performance can be attributed to robust conditions in the Automotive market and penetration gains across our product lines. Traditionally, sales for this segment in the third quarter are lower than in the second quarter as a result of preparations by vehicle manufacturers for the upcoming model year and their temporary shutdown for the taking of annual physical inventories.

     Operating profits in the third quarter of 1999 of $50 million were also a record, an increase of 32% compared to the same period in 1998 before restructuring charges. Operating profits for the first nine months of 1999 were $177 million, an increase of 17% compared to the same period in 1998 before restructuring charges. This improved performance can be attributed to increased sales and the benefits of 1998's restructuring initiatives.

FLUID POWER & OTHER COMPONENTS

     Fluid Power and Other Components sales in the third quarter of 1999 were $614 million, 265% above year earlier results. Sales in the first nine months of 1999 of $1.43 billion were 173% ahead of 1998's results. The increase was due to the acquisition of Aeroquip-Vickers. Including Aeroquip-Vickers in 1998 results on a pro forma basis, sales in the third quarter of 1999 were off 5% from one year ago.

     Conditions in fluid power markets remain very depressed, with North American industry shipments of both mobile and industrial hydraulics off about 10% compared to a year ago. The decline in our shipments has been less pronounced because of steady activity in Aeroquip's fluid conveyance business. An improvement in hydraulics markets before year-end is not anticipated. However, our progress in integrating Aeroquip-Vickers' operations and building a world-leading Fluid Power business remains on track.

     Operating profits for the third quarter of 1999 were $51 million before restructuring charges of $8 million, 96% ahead of one year earlier. Operating profits for the first nine months of 1999 were $136 million before restructuring charges of $11 million, 43% ahead of comparable results in 1998. Operating profits increased due to the acquisition of Aeroquip-Vickers. Including Aeroquip-Vickers in 1998 results on a pro forma basis, profits in the third quarter of 1999 were off 9% from one year ago before restructuring charges.

INDUSTRIAL & COMMERCIAL CONTROLS

     Industrial and Commercial Controls sales were a record $587 million in the third quarter of 1999, an increase of 5% from year earlier results. This compares to about a 2% increase in the North American market for electrical distribution equipment and industrial controls. Sales in the first nine months of 1999 of $1.68 billion were 3% ahead of 1998's results. The above-industry growth can be attributed to continued strength in residential and light commercial construction, to selected market share gains, and to building momentum in Cutler-Hammer's Engineering Service and Systems business.

     Operating profits for the third quarter of 1999 were $54 million, an increase of 17% compared to the same period in 1998 before restructuring charges. Operating profits for the first nine months of 1999 were $130 million, an increase of 2% from comparable results in 1998 before restructuring charges. This increase can be attributed to increased sales and the benefits of 1998's restructuring initiatives, partially offset by the costs of building the new Engineering Services business unit.

SEMICONDUCTOR EQUIPMENT

     Semiconductor Equipment sales in the third quarter of 1999 were $109 million, 127% above last year's comparable results and more than double the pace of the industry rebound. Sales in the first nine months of 1999 of $264 million were 20% ahead of sales in the first nine months of 1998. The semiconductor equipment industry continues to rebound, with third quarter orders up over 100% and a book-to-bill ratio of about 1.15.

     This segment reached an operating profit of $16 million in the third quarter of 1999 compared to an operating loss of $29 million before restructuring charges of $42 million in the comparable period in 1998. Operating profits in the first nine months of 1999 reached $14 million compared to last year's loss of $52 million before restructuring charges of $41 million. Improved profits can be attributed to the significant increase in sales as well as the benefits of 1998's restructuring initiatives.

TRUCK COMPONENTS

     Truck Components sales in the third quarter of 1999 were a record $414 million, 13% above last year's comparable results. This compares with a 27% increase in NAFTA Class 8 production, a 3% drop in European commercial truck production, and a 36% decline in South American truck production. Sales in the first nine months of 1999 were $1.20 billion, 7% ahead of year earlier results.

     Operating profits in the third quarter of 1999 were a record $67 million, 31% ahead of a year ago before restructuring charges. Operating profits in the first nine months of 1999 were $188 million, an increase of 11% compared to the same period in 1998 before restructuring charges. These results are primarily due to increased sales and the benefits of 1998's restructuring initiatives. We are also becoming increasingly effective utilizing worldwide capacity to satisfy NAFTA heavy truck demand.

NON-OPERATING INCOME (EXPENSE)

     Amortization of goodwill and other intangible assets related to acquisitions of $28 million in the third quarter of 1999 and $72 million in the first nine months of 1999 increased by $12 million and $24 million, respectively, compared to the same periods in 1998. The increases were primarily attributable to the amortization of goodwill and other intangible assets related to the acquisition of Aeroquip-Vickers.

     Net interest expense of $47 million in the third quarter of 1999 and $112 million in the first nine months of 1999 increased by $24 million and $45 million, respectively, compared to the same periods in 1998. The increases were primarily due to borrowings required to finance the acquisition of Aeroquip-Vickers.

     Corporate and other expenses of $11 million in the third quarter of 1999 and $28 million in the first nine months of 1999 increased by $31 million and $33 million, respectively, compared to the same periods in 1998. The year-to-year swings were related primarily to incentive compensation accruals ($11 million for both the third quarter and first nine months) and deferred compensation accruals ($12 million for the third quarter and $18 million for the first nine months). The sharp swings in these items relate to the disappointing operating results we experienced beginning in the third quarter of 1998 which resulted in an adjustment to lower the 1998 incentive compensation accrual in the second half of 1998. The change was also due to the sharp drop in our stock price in 1998 which resulted in a reduction in the deferred compensation accrual during the second half of 1998, compared to an increase in the stock price during 1999 resulting in an increase in the deferred compensation accrual.

CHANGES IN FINANCIAL CONDITION

     Current liabilities exceeded current assets by $44 million at September 30, 1999, primarily due to the $868 million increase in short-term debt and current portion of long-term debt versus year end 1998. The increase in short-term debt resulted from the financing required for our acquisition of Aeroquip-Vickers for $1.623 billion in cash, which is more fully discussed on page S-2 of this prospectus supplement. Long-term debt increased to $1.95 billion at September 30, 1999 from $1.19 billion at the end of 1998, also due to our acquisition of Aeroquip-Vickers.

     In anticipation of our acquisition of Aeroquip-Vickers, on April 5, 1999, we issued $200 million of floating rate notes maturing April 2000. We also entered into an additional $500 million revolving credit facility with a five-year term and a $1.3 billion credit facility with a 364-day term. This increased our total credit facilities at the acquisition date of Aeroquip-Vickers to $2.8 billion. At October 31, 1999, our credit facilities stood at $2.19 billion, of which $887 million was scheduled to expire beyond the end of 2002. Outstanding commercial paper, most of which was incurred in connection with the Aeroquip-Vickers acquisition, is supported by these credit facilities.

     In July 1999, we completed the sale of 1.625 million common shares for net proceeds of $147 million, which were used to pay down a portion of the debt incurred to finance our acquisition of Aeroquip-Vickers. The company intends to use the proceeds from the Notes and Debentures to refinance a portion of the outstanding commercial paper on a long-term basis, and may issue additional long-term debt for this purpose.

     On August 31, 1999, we completed the sale of our Engineered Fasteners Division for $173 million in cash. On October 1, 1999, we completed the sale of our Fluid Power Division for $310 million in cash. Proceeds from the sales of these businesses were used to pay down a portion of the debt incurred to finance our acquisition of Aeroquip-Vickers.

     During the second quarter of 1999, we announced the planned sale of Vickers Electronics Systems. Vickers Electronics Systems is a business that we acquired in connection with our acquisition of Aeroquip-Vickers.

     During the first nine months of 1999, the Brazilian real currency devalued significantly. The effect of this devaluation on the net assets of our operations in Brazil resulted in an $88 million foreign currency translation loss in the first nine months of 1999 which is reported in Shareholders' Equity, through comprehensive income.

YEAR 2000

     Like most companies, we are impacted by computer software that relies on two digits in the date fields of programs in order to function properly. Software that uses two digits rather than four to identify the applicable year may be unable to interpret appropriately the calendar Year 2000, and thus could cause disruption of normal business activities. We rely on software in various aspects of the business including manufacturing, product development, many administrative functions and certain products. Much of this software may be unable to interpret the calendar Year 2000 appropriately without some form of remediation.

     As is more fully described in our 1998 Annual Report on Form 10-K, our program to address the Year 2000 issue involves a combination of hardware and software modifications, upgrades and replacements. We have completed, with some known exceptions, the execution phase of the program. The exceptions are intended to be completed in November 1999. Continuous review and testing have been conducted throughout all phases of the program and will continue during the balance of 1999, as will the monitoring of the program's success.

     We are completing contingency plans to address potential disruptions that might result from Year 2000 noncompliance. These plans address relationships with suppliers and customers, as well as relationships with providers of utilities, telecommunications, transportation and financial services. The contingency plans include such measures as alternative sources of power, alternative lines of communication, manual order-taking, alternative modes of transportation, alternative means of check preparation and additional supplies of critical components. These plans also include the establishment of a Year 2000 communications center and arrangements to confirm the operability of our facilities immediately after the beginning of the year 2000.

     The current estimate of total Year 2000 program costs as of September 30, 1999 is approximately $120 million, of which approximately 95% is estimated to have been incurred. Approximately $90 million of these costs represent replacement costs of certain hardware and software and the remaining $30 million represents costs associated with modifying and upgrading existing systems.

     We believe that we have an effective program in place to resolve the Year 2000 issue in a timely manner. However, satisfactory completion of the program may not prevent business disruptions resulting from actions of critical suppliers and customers, as well as from actions of providers of utilities and other services. Such disruptions would impair our ability to produce or sell products. If such a disruption occurred, we may experience lost or delayed sales and profits depending on the duration of the disruption. Key aspects of the program are addressing this uncertainty through contingency planning but our ability to be fully confident of conditions related to third parties is limited. Currently, we cannot reasonably estimate the amount of potential lost or delayed sales and profits.

                    DESCRIPTION OF THE NOTES AND DEBENTURES

GENERAL

     The following description of the particular terms of the Notes and Debentures offered by this prospectus supplement supplements the description of the general terms and provisions of debt securities under the heading "Description of Debt Securities" in the accompanying prospectus. Capitalized terms used in this section of this prospectus supplement that are otherwise not defined have the meanings given to them in the accompanying prospectus.

     We will issue the Notes in the aggregate principal amount of $250,000,000, and the Debentures in the aggregate principal amount of $150,000,000. The Notes will mature on November 15, 2004 and the Debentures will mature on November 15, 2029. We will issue the Notes and Debentures only in book-entry form, in denominations of $1,000 and integral multiples of $1,000. The Notes and Debentures may not be redeemed prior to maturity and are not subject to any sinking fund.

     The Notes and Debentures will bear interest at the annual rates shown on the cover of this prospectus supplement and will accrue interest from November 16, 1999 or from the most recent date to which interest has been paid or provided for. Interest will be payable twice a year, on May 15 and November 15, beginning on May 15, 2000, to the person in whose name a Note or Debenture is registered at the close of business on the May 1 or November 1 that precedes the date on which interest will be paid.

     In some circumstances, we may elect to discharge our obligations on the Notes and Debentures through defeasance or covenant defeasance. See "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying prospectus for more information about how we may do this.

BOOK-ENTRY SYSTEM

     We will issue the Notes and Debentures in the form of one or more fully registered global securities, as described in "Description of Debt Securities--Book-Entry Debt Securities" in the accompanying prospectus. We will deposit these global securities with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, and register these securities in the name of DTC's nominee.

     DTC has advised us and the underwriters that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

     DTC holds securities of institutions that have accounts with it or its participants. Through its maintenance of an electronic book-entry system, DTC facilitates the clearance and settlement of securities transactions among its participants and eliminates the need to deliver securities certificates physically. DTC's participants include securities brokers and dealers, including the underwriters of this offering, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the SEC.

     See "Description of Debt Securities -- Book-Entry Debt Securities" in the accompanying prospectus for a description of DTC's efforts to address the Year 2000 problem.

                                  UNDERWRITING

     Eaton Corporation and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the Notes and Debentures.

     Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of Notes and Debentures indicated in the following table.

                                                              Principal Amount   Principal Amount
                       Underwriters                               of Notes        of Debentures
                       ------------                           ----------------   ----------------
Goldman, Sachs & Co........................................     $150,000,000       $ 90,000,000
Chase Securities Inc.......................................      100,000,000         60,000,000
                                                                ------------       ------------
          Total............................................     $250,000,000       $150,000,000
                                                                ============       ============

     Notes and Debentures sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any Notes and Debentures sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.35% and 0.50% of the principal amount of the Notes and Debentures, respectively. Any such securities dealers may resell any Notes and Debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% and 0.25% of the principal amount of the Notes and Debentures, respectively. If all the Notes and Debentures are not sold at the initial offering prices, the underwriters may change the offering prices and the other selling terms.

     The Notes and Debentures are new issues of securities with no established trading market. Eaton has been advised by the underwriters that the underwriters intend to make a market in the Notes and Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes and Debentures.

     In connection with the offering, the underwriters may purchase and sell Notes and Debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes or Debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes or Debentures while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Notes or Debentures sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Notes and Debentures. As a result, the price of the Notes and Debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Eaton estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $300,000.

     The underwriters and their affiliates have performed, and may in the future perform, investment banking and advisory and general financing and banking services for Eaton. The Chase Manhattan Bank (formerly known as Chemical Bank), an affiliate of Chase Securities Inc., is trustee under the indenture under which the Notes and Debentures will be issued.

     Eaton has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                      VALIDITY OF THE NOTES AND DEBENTURES

     The validity of the Notes and Debentures will be passed upon for our company by G.L. Gherlein, our Executive Vice President and General Counsel, and for the underwriters by Shearman & Sterling, New York, New York. Mr. Gherlein is paid a salary by our company and participates in various employee benefit plans offered to officers of our company generally.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K/A No. 2 for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Aeroquip-Vickers, Inc. and subsidiaries included in our Current Report on Form 8-K/A dated April 22, 1999, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                   EATON LOGO

                               EATON CORPORATION

                          By this prospectus, we offer
                     up to $1,400,000,000 of the following:

            DEBT SECURITIES                   DEBT WARRANTS WITH
           PREFERRED SHARES                 DEBT SECURITIES AS UNITS
             COMMON SHARES                    DEBT WARRANTS WITH
             DEBT WARRANTS                  PREFERRED SHARES AS UNITS

     We will provide the specific terms and the public offering prices of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is November 10, 1999.

                            WHERE YOU CAN FIND MORE
                                  INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange and the London Stock Exchange, and information about us also is available there.

  This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. Our subsequent filings of similar documents with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of the filing of this registration statement and before its effectiveness and (2) until our offering of securities has been completed.

  - Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A No. 1 filed on April 23, 1999 and Form 10-K/A No. 2 filed on May 11, 1999.

  - Quarterly Report on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

  - Definitive proxy statement dated March 19, 1999 concerning our Annual Meeting of Shareholders on April 28, 1999.

  - Current Reports on Form 8-K dated March 29, 1999; April 9, 1999; April 22, 1999, as amended by Form 8-K/A filed on May 11, 1999; June 18, 1999; July 1, 1999; and July 15, 1999.

  You may obtain a copy of these filings at no cost, by writing to or telephoning us at the following address:

          Eaton Corporation
          Eaton Center
          1111 Superior Avenue
          Cleveland, Ohio 44114-2584
          Attn: Shareholder Relations
          (216) 523-5000

  You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus.

                                  THE COMPANY

     We are a global manufacturer of highly-engineered products which serve the industrial, vehicle, construction, commercial, aerospace and semiconductor markets. We have operations in 25 countries. Our principal products include hydraulic products and fluid connectors, electrical power distribution and control equipment, truck drivetrain systems, engine components, ion implanters and a wide variety of controls.

     Our operations are categorized into these five business segments:

        - Automotive Components

        - Fluid Power and Other Components

        - Industrial and Commercial Controls

        - Semiconductor Equipment

        - Truck Components

     Our principal executive office is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, and our telephone number is (216) 523-5000.

                                USE OF PROCEEDS

     Except as may be described otherwise in a prospectus supplement, we will use the net proceeds from the sale of the securities under this prospectus to repay a portion of the indebtedness incurred in connection with the acquisition of Aeroquip-Vickers, Inc., and in connection with other corporate purposes. At November 10, 1999, this indebtedness totaled approximately $1.65 billion, had an average maturity of approximately 40 days and bore interest at an average annual rate of 5.5%.

     The acquisition of Aeroquip-Vickers, Inc., was completed on April 9, 1999. Aeroquip-Vickers is a world leader in the manufacture and distribution of engineered components and systems, sold through its operating companies, Aeroquip Corporation and Vickers, Incorporated, to the industrial, automotive and aerospace markets.

     Aeroquip's operations design, manufacture and distribute fluid connectors and plastic products. Fluid connectors include all pressure ranges of hose and hose assemblies; fittings, adapters, couplings and swivels; automotive air conditioning, power steering, and oil and transmission cooler components and assemblies; tube fittings and assemblies; refrigeration/air conditioning connectors; clamps and V-band couplings; fuel-handling products; noise-reduction products; chemical containment products; and electronic fluid system products. Aeroquip plastic products include molded, extruded and co-extruded plastic products. Aeroquip's operations serve original equipment and aftermarket customers in industrial markets located principally in the United States, Europe, Asia-Pacific and Brazil; original equipment and aftermarket customers in aerospace and defense markets located principally in the United States and Europe; and automobile, light truck, sport utility and van manufacturers in automotive markets located principally in the United States and Europe.

     Vickers' operations design, manufacture and distribute power and motion control products. Vickers products include hydraulic, electrohydraulic, pneumatic and electronic control devices; piston and vane pumps and motors; open architecture machine controls; hydraulic and pneumatic cylinders; hydraulic power packages; electric motors and drives; fuel pumps; electric motorpumps and generator packages; electrohydraulic and electromechanical actuators; sensors and monitoring devices; hydraulic and lubrication filtration; and fluid-evaluation products and services. Vickers' operations serve original equipment and aftermarket customers in industrial markets located principally in the Unites States, Europe, Asia-Pacific and Brazil, and original equipment and aftermarket customers in aerospace and defense markets located principally in the United States and Europe.

                                   PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of debt securities, warrants to purchase debt securities, preferred shares and common shares with a par value of $.50 per share in one or more offerings up to a total dollar amount of $1,400,000,000 or the equivalent if any of the securities are denominated in a currency, currency unit or composite currency other than the U.S. dollar.

                             PROSPECTUS SUPPLEMENT

     This prospectus provides you with a general description of the debt securities, debt warrants, preferred shares and common shares we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     The prospectus supplement to be attached to the front of this prospectus will describe:

        - the terms of any debt securities that we offer, including the terms under the caption "Provisions Applicable to Both the Senior and Subordinated Indentures -- General";

        - the terms of any debt warrants that we offer, including the exercise price, detachability, expiration date and other terms;

        - the terms of any preferred shares that we offer, including the specific designations and dividend, redemption, liquidation, voting and other rights not described in this prospectus and any terms for conversion or exchange;

        - the terms of any common shares that we offer; and

        - any initial public offering price, the purchase price and net proceeds to our company and the other specific terms related to our offering of such Securities.

     For more details on the terms of the Securities, you should read the exhibits filed with our registration statements.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that are common to all series. Most of the financial and other terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that is inconsistent with the information below. As used in this section, "we", "us", "our" and "our company" refer to Eaton Corporation and not to its subsidiaries, unless the context otherwise requires.

     The debt securities are governed by a document called an "Indenture." An Indenture is a contract between us and a financial institution acting as Trustee on your behalf. The Trustee has two main roles. First, the Trustee can enforce your rights against us if we default. There are some limitations on the extent to which the Trustee acts on your behalf, described later beginning on page 10 of this prospectus. Second, the Trustee performs certain administrative duties for us.

     Senior securities will be issued under an Indenture dated as of April 1, 1994, as supplemented from time to time (the "Senior Indenture"), which we entered into with Chemical Bank, as trustee (the "Senior Trustee"), and subordinated securities will be issued under a separate indenture (the "Subordinated Indenture"), which we will enter into with a trustee (the "Subordinated Trustee") if we decide to issue any subordinated securities. The Chase Manhattan Bank, formerly known as Chemical Bank, is acting as Senior Trustee. The term "Trustee" refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. We will refer to the Senior Indenture and the Subordinated Indenture, as executed, together as the "Indentures" and each as an "Indenture." The Indentures are subject to and governed by the Trust Indenture Act of 1939.

     The Indentures and associated documents contain the full legal text of the matters described in this section. We have filed the form of each Indenture as an exhibit to a registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 of this prospectus for information on how to obtain copies of the Indentures.

     Because this section is a summary of the material terms of the Indentures, it does not describe every aspect of the debt securities. This summary is qualified in its entirety by the provisions of the Indentures, including definitions of certain terms used in the Indentures. For example, in this section, we use capitalized words to signify terms that are specifically defined in the Indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the Indentures. We also include references in parentheses to certain sections of the Indentures or the Trust Indenture Act. Whenever we refer to particular sections or defined terms of the Indentures, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement. Unless otherwise noted, the section numbers refer to the applicable section for both Indentures.

PROVISIONS APPLICABLE TO BOTH THE SENIOR AND SUBORDINATED INDENTURES

GENERAL

     The debt securities will be our unsecured obligations. The senior securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness as described below under "--Subordinated Indenture Provisions--Subordination."

     Under the Indentures, we may issue any debt securities offered under this prospectus and the attached prospectus supplement and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities, as well as other unsecured debt securities.

     With respect to the offered debt securities and any underlying debt securities, you should read the prospectus supplement for the following and other terms, which will be established by authority of our Board of Directors before the issuance of the debt securities:

        - the title of the debt securities and whether they will be senior securities or subordinated securities, including whether subordinated securities are convertible subordinated securities;

        - the total principal amount of the debt securities and any limit on the total principal amount of debt securities of each series;

        - the date or dates when the principal of the debt securities will be payable or how those dates will be determined;

        - the interest rate or rates which the debt securities will bear, if any, or how such rate or rates will be determined, the date or dates from which interest will accrue, if any, or how such date or dates will be determined, the interest payment dates, the record dates for such payments, if any, or how such date or dates will be determined and the basis upon which interest will be calculated, if other than that of a 360-day year of twelve 30-day months;

        - whether the amount of payments of principal of (or premium, if any) or interest on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more Currencies, commodities, equity indices or other indices) and how such amounts will be determined;

        - any optional redemption provisions;

        - any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

        - if other than U.S. dollars, the Currency or Currencies of the debt securities;

        - if other than denominations of $1,000 in the case of Registered Securities and $5,000 in the case of Bearer Securities, the denominations in which the offered debt securities will be issued;

        - if not the principal amount of the debt securities, the portion of the principal amount at which the debt securities will be issued and, if not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

        - the form of the debt securities, including whether the debt securities are to be issuable in permanent or temporary global form, as Registered Securities, Bearer Securities or both, any restrictions on the offer, sale or delivery of Bearer Securities, and the terms, if any, upon which you may exchange Bearer Securities for Registered Securities and vice versa (if permitted by applicable laws and regulations);

        - any modifications or additions to the provisions of Article Fourteen of the applicable Indenture described under "Defeasance and Covenant Defeasance" if that Article is applicable to the debt securities;

        - any changes or additions to the Events of Default or our covenants with respect to the debt securities;

        - the place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

        - whether we or a holder may elect payment of the principal or interest in one or more Currencies other than that in which such debt securities are stated to be payable, and the period or periods within which, and the terms and conditions upon which, that election may be made, and the time and manner of determining the exchange rate between the Currency or Currencies in which they are stated to be payable and the Currency or Currencies in which they are to be so payable;

        - if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

        - the designation of the Exchange Rate Agent, if applicable;

        - the Person to whom any interest on any Registered Security of the series will be payable, if other than the registered holder at the close of business on the record date, the manner in which, or the Person to whom any interest on any Bearer Security of the series will be payable, if not upon presentation and surrender of the coupons relating to the Bearer Security as they mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if not in the manner provided in the applicable Indenture;

        - whether and under what circumstances we will pay additional amounts as contemplated by Section 1005 of the applicable Indenture ("Additional Amounts") in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the Additional Amounts (and the terms of any such option);

        - any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

        - in the case of subordinated securities, any terms modifying the subordination provisions;

        - in the case of convertible subordinated securities, any terms by which they may be convertible into common shares;

        - if we issue the debt securities in definitive form, the terms and conditions under which definitive securities will be issued;

        - if we issue the debt securities upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

        - the manner for paying principal and interest and the manner for transferring the debt securities; and

        - any other terms of the debt securities that are consistent with the requirements of the Trust Indenture Act.

     For purposes of this prospectus, any reference to the payment of principal of (or premium, if any) or interest on debt securities will include Additional Amounts if required by the terms of the debt securities.

     The Indentures do not limit the amount of debt securities that we are authorized to issue from time to time. (Section 301) When a single Trustee is acting for all debt securities issued under an Indenture, those Securities are called the "Indenture Securities." Each Indenture also provides that there may be more than one Trustee thereunder, each for a series of Indenture Securities. See "Resignation of Trustee" on page 17 of this prospectus. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term "Indenture Securities" means the series of debt securities for which each respective Trustee is acting. If there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee will apply only to the Indenture Securities for which it is Trustee. If two or more Trustees are acting under either Indenture, then the Indenture Securities for which each Trustee is acting would be treated as if issued under separate indentures.

     We may issue Indenture Securities with terms different from those of Indenture Securities already issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of that series unless the reopening was restricted when that series was created.

     If any series of debt securities are sold for, are payable in or are denominated in one or more foreign Currencies, we will specify applicable restrictions, elections, tax consequences, specific terms and other information in the applicable prospectus supplement.

     There is no requirement that we issue debt securities in the future under the Indentures, and we may use other indentures or documentation, containing different provisions in connection with future issues of such other debt securities.

     We may issue the debt securities as "original issue discount securities," which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

ADDITIONAL MECHANICS

  Form, Exchange and Transfer

     We may issue debt securities as follows:

        - as Registered Securities;

        - as Bearer Securities (with interest coupons attached unless otherwise stated in the prospectus supplement); (Section 201)

        - as both Registered Securities and Bearer Securities;

        - in denominations that are even multiples of $1,000 for Registered Securities and even multiples of $5,000 for Bearer Securities; (Section 302) or

        - in global form. See "-- Book-Entry Debt Securities."

     You may have your Registered Securities separated into smaller denominations or combined into larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an "exchange." If provided in the prospectus supplement, you may exchange your Bearer Securities with all unmatured coupons, except as provided below, and all matured coupons which are in default for Registered Securities of the same series as long as the total principal amount is not changed. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant interest payment dates will be surrendered without the coupon relating to such interest payment dates. Interest will not be payable in respect of the Registered Security issued in exchange for that Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless we specify otherwise in the prospectus supplement, we will not issue Bearer Securities in exchange for Registered Securities. (Section 305)

     You may transfer Registered Securities of a series and you may exchange debt securities of a series at the office of the Trustee. The Trustee will act as our agent for registering Registered Securities in the names of holders and transferring debt securities. We may designate someone else to perform this function. Whoever maintains the list of registered holders is called the "Security Registrar." The Security Registrar also will perform transfers. (Section 305)

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if the Security Registrar is satisfied with your proof of ownership. (Section 305)

     If we designate additional transfer agents, we will name them in the accompanying prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If we redeem less than all of the Securities of a redeemable series, we may block the transfer or exchange of Securities during the period beginning 15 days before the day we mail the notice of redemption or publish the notice (in the case of Bearer Securities) and ending on the day of that mailing or publication, as the case may be, in order to freeze the list of holders to prepare the mailing. We may also decline to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section
305)

     If the offered debt securities are redeemable, we will describe the procedures for redemption in the accompanying prospectus supplement.

     IN THIS "ADDITIONAL MECHANICS" SECTION OF THIS PROSPECTUS, "YOU" MEANS DIRECT HOLDERS AND NOT INDIRECT HOLDERS OF DEBT SECURITIES.

PAYMENT AND PAYING AGENTS

     We will pay interest to you, if you are listed in the Trustee's records as the owner of your debt security at the close of business on a particular day in advance of each due date for interest on your debt security. Interest will be paid to you if you are listed as the owner even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "Regular Record Date" and is defined in the prospectus supplement. Persons who are listed in the Trustee's records as the owners of debt securities at the close of business on a particular day are referred to as "holders." (Section 307) Holders buying and selling debt securities must work out between them the appropriate purchase price since we will pay all the interest for an interest period to the holders on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.

     We will deposit interest, principal and any other money due on the debt securities with the Paying Agent that we name in the prospectus supplement.

     IF YOU PLAN TO HAVE A BANK OR BROKERAGE FIRM HOLD YOUR SECURITIES, YOU SHOULD ASK THEM FOR INFORMATION ON HOW YOU WILL RECEIVE PAYMENTS. (Section 305)

     If we issue Bearer Securities, unless we provide otherwise in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the Bearer Securities. If we list the debt securities on any stock exchange located outside the United States, we will maintain an office or agency for those debt securities in any city located outside the United States required by that stock exchange. (Section 1002) We will specify the initial locations of such offices and agencies in the prospectus supplement. Unless otherwise provided in the prospectus supplement, we will make payment of interest on any Bearer Securities on or before Maturity only against surrender of coupons for such interest installments as they mature. (Section 1001) Unless otherwise provided in the prospectus supplement, we will not make payment with respect to any Bearer Security at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, we will make payments of principal of (and premium, if any) and interest on Bearer Securities payable in U.S. dollars at the office of our Paying Agent in The City of New York if (but only if) payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency. (Section 1002)

EVENTS OF DEFAULT

     You will have special rights if an Event of Default occurs as to the debt securities of your series which is not cured, as described later in this subsection. (Section 501) Please refer to the prospectus supplement for information about any changes to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     What is an Event of Default? The term "Event of Default" as to the debt securities of your series means any of the following:

        - we do not pay the principal of (or premium, if any) on a debt security of such series on its due date;

        - we do not pay interest on a debt security of such series within 30 days of its due date;

        - we do not make or satisfy any sinking fund payment in respect of debt securities of such series within 30 days of its due date;

        - we remain in breach of a covenant in respect of debt securities of such series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of such series;

        - we file for bankruptcy, or certain other events in bankruptcy, insolvency or reorganization occur; or

        - there occurs any other Event of Default as to debt securities of the series described in the prospectus supplement. (Section 501)

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture.

     The Trustee may withhold notice to the holders of debt securities of a particular series of any default if it considers its withholding of notice to be in the interest of the holders of that series, except that the Trustee may not withhold notice if the default is in the payment of principal of (or premium, if any) or interest on the debt securities. (Section 601)

     Remedies if an Event of Default Occurs. If an Event of Default has occurred and we have not cured it, the Trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable by notifying us (or the Trustee, if the holders give notice) in writing. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series by notifying us (or the Trustee, if the holders give notice) in writing. (Section 502)

     Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability (called an "indemnity"). (Section 602 and Trust Indenture Act Section 315) If reasonable indemnity is provided, the holders of a majority in principal amount of the Outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. (Section 512) No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default. (Section 511)

     Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interest relating to the debt securities, the following must occur:

        - you must give the Trustee written notice that an Event of Default has occurred and remains uncured; (Section 507)

        - the holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the default (Section 507) and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action; (Section 602)

        - the Trustee must not have instituted a proceeding for 60 days after receipt of the above notice and offer of indemnity; (Section 507) and

        - the holders of a majority in principal amount of the debt securities must not have given the Trustee a direction inconsistent with the above notice during such 60-day period. (Section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date. (Section 508)

     Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the following:

        - the payment of principal, any premium, interest or Additional Amounts on any debt security or related coupon; or

        - in respect of a covenant that under Article Ten of the applicable Indenture cannot be modified or amended without the consent of each holder. (Section 513)

     IF YOUR SECURITIES ARE HELD FOR YOU BY A BANK OR BROKERAGE FIRM, YOU SHOULD CONSULT THEM FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO THE TRUSTEE OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     Each year, we will furnish the Trustee with a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the Indenture and the debt securities, or else specifying any default. (Section
1004)

MERGER, CONSOLIDATION OR SALE OF ASSETS

     Under the terms of the Indentures, we are generally permitted to consolidate or merge with another firm. We are also permitted to sell or transfer our assets substantially as an entirety to another firm (Section 801). However, we may not take any of these actions unless all of the following conditions are met:

        - where we merge or consolidate out of existence or sell or transfer our assets substantially as an entirety, the resulting firm must agree to be legally responsible for all obligations under the debt securities and the applicable Indenture; (Section 801)

        - the merger, consolidation or sale or transfer of assets substantially as an entirety must not cause a default on the debt securities. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described on page 10 of this prospectus under "-- What is an Event of Default?"; (Section
          801)

        - where we merge or consolidate out of existence or sell or transfer our assets substantially as an entirety, the resulting firm (if a corporation) must be a corporation organized under the laws of the United States or any state thereof or the District of Columbia; (Section 801)

        - under the Senior Indenture, we may not merge, consolidate or sell or transfer our assets substantially as an entirety if, as a result, any of our property or assets or any property or assets of a Restricted Subsidiary (as defined) would become subject to any mortgage, lien or other encumbrance unless either:

           - the mortgage, lien or other encumbrance could be created pursuant to Section 1009 of such Indenture (see "-- Senior Indenture Provisions -- Limitation on Liens" on page 17) without equally and ratably securing the Indenture Securities; or

           - the Indenture Securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance; (Section 803)

        - we must deliver certain certificates and documents to the Trustee; (Section 801) and

        - we must satisfy any other requirements specified in the prospectus supplement.

MODIFICATION OR WAIVER

     There are three types of changes we can make to the Indentures and the debt securities.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. (Section 902) Following is a list of those types of changes:

        - change the Stated Maturity of the principal of or interest on a debt security;

        - reduce any amounts due on a debt security;

        - reduce the amount of principal payable upon acceleration of the Maturity of a Security following a default;

        - adversely affect any right of repayment at your option;

        - change the place (except as otherwise described in this prospectus) or Currency of payment on a debt security;

        - impair your right to sue for payment;

        - with respect to debt securities issued under the Subordinated Indenture, adversely affect the right to convert any debt securities as provided in Article 15 of the Subordinated Indenture;

        - modify the subordination provisions in the Subordinated Indenture in a manner that is adverse to you as a holder of the Subordinated Securities;

        - reduce the percentage of holders of debt securities whose consent is needed to modify or amend the Indenture;

        - reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults;

        - modify any other aspect of the provisions of the Indenture dealing with modification and waiver of past defaults (Section 513), the quorum or voting requirements of the debt securities (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture) or provisions relating to the waiver of certain covenants (Section 1011 of the Senior Indenture and Section 1008 of the Subordinated Indenture), except to increase any percentage of consents required to amend an Indenture or for any waiver or to add certain provisions that cannot be modified without the approval of each holder under Section 902; or

        - change any of our obligations to pay Additional Amounts.

     Changes Requiring a Majority Vote. The second type of change to the Indenture and the Outstanding debt securities is the kind that requires a vote in favor by holders of Outstanding debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the Outstanding debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable Indenture, (Section 1011 of the Senior Indenture and Section 1008 of the Subordinated Indenture) or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indentures or the Outstanding debt securities listed in the first category described previously under "-- Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 902)

     Changes Not Requiring Approval. The third type of change does not require any vote by you as holders of Outstanding debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Outstanding debt securities in any material respect. (Section
901)

     Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

        - for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the Maturity of the debt securities were accelerated to that date because of a default;

        - for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement; and

        - for debt securities denominated in one or more foreign Currencies or Currency units, we will use the U.S. dollar equivalent.

     Debt securities will not be considered Outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance and Covenant Defeasance." (Section 101)

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of debt securities that are entitled to vote or take other action under the applicable Indenture. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of debt securities of that series on the record date. (Section 104)

     IF YOUR SECURITIES ARE HELD BY A BANK OR BROKERAGE FIRM, YOU SHOULD CONSULT THEM FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE APPLICABLE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

     Each Indenture contains provisions for convening meetings of the holders of debt securities issued as Bearer Securities. (Section 1501 of the Senior Indenture and Section 1701 of the Subordinated Indenture) A meeting may be called at any time by the applicable Trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the Outstanding debt securities of that series, upon notice given as provided in the applicable Indenture. (Section 1502 of the Senior Indenture and Section 1702 of the Subordinated Indenture)

     Except for any consent that must be given by the holder of each debt security affected thereby, as described above, the holders of a majority in principal amount of the Outstanding debt securities of a series may adopt any resolution presented at a meeting at which a quorum is present. However, any resolution with respect to any action which the Indenture expressly provides may be taken by a specified percentage less than a majority in principal amount of the Outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by vote of that specified percentage. Any resolution passed or decision taken at any meeting of holders of debt securities of a series in accordance with the applicable Indenture will be binding on all holders of debt securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the Outstanding debt securities of a series, except that if any action is to be taken at such meeting which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding debt securities of that series will constitute a quorum. (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture)

     Notwithstanding the above, if any action is to be taken at a meeting of holders of debt securities of a series that the applicable Indenture expressly provides may be taken by the holders of a specified percentage in principal amount of all Outstanding debt securities affected thereby or of the holders of such series and one or more additional series:

        - there will be no minimum quorum requirement for that meeting; and

        - the principal amount of the Outstanding debt securities of that series that vote in favor of such action will be taken into account in determining whether that action has been taken under such Indenture. (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture)

DEFEASANCE AND COVENANT DEFEASANCE

     The following discussion of defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will specify the choice in the prospectus supplement. (Section 1401)

     Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities (called "defeasance") if we put in place the following other arrangements for you to be repaid:

        - We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

        - We must deliver to the Trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Sections 1402 and 1404) Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds are deposited in trust in exchange for your debt securities, and you would recognize gain or loss on the debt securities at the time of the deposit.

     If we ever did accomplish defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from the subordination provisions on the subordinated debt securities described later under "Subordination" on page 19 of this prospectus. If we accomplish a defeasance, we would retain only the obligations to register the transfer or exchange of the debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust.

     Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the Indentures. These covenants relate to "Limitation on Liens" and "Limitation on Sale and Leaseback Transactions" described in Sections 1009 and 1010 respectively of the Senior Indenture and are summarized beginning on page 17 of this prospectus. We can also be released from any other covenant in the Indentures which may be specified in the prospectus supplement if we make the same type of deposit described above. This is called "covenant defeasance." In that event, you would lose the protection of those covenants but would gain the protection of having money and debt securities set aside in trust to repay the debt securities. You also would be released from the subordination provisions on the subordinated securities described under "Subordination" on page 19 of this prospectus. In order to achieve covenant defeasance, we must do the following:

        - deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

        - deliver to the Trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the Trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

BOOK-ENTRY DEBT SECURITIES

     We may issue debt securities of a series in whole or in part in global form that we will deposit with, or on behalf of, a depositary that we identify in a prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (each, a "Global Security"). Global Securities will be registered in the name of a financial institution we select, and the debt securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Security is called the "Depositary." Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depository.

     Special Investor Considerations for Global Securities. Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor's financial institution and of the Depository, as well as general laws relating to debt securities transfers.

     You should be aware that when we issue debt securities in the form of Global Securities:

        - you cannot get debt securities registered in your own name;

        - you cannot receive physical certificates for your interest in the debt securities;

        - you must look to your own bank or brokerage firm for payments on the debt securities and protection of your legal rights relating to the debt securities;

        - you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to hold the physical certificates of debt securities that they own;

        - the Depository's policies will govern payments, transfers, exchanges and other matters relating to your interest in the Global Security. We and the Trustee have no responsibility for any aspect of the Depository's actions or for its records of ownership interests in the Global Security. We and the Trustee also do not supervise the Depository in any way; and

        - the Depository will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

     Management of the Depository Trust Company is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depository Trust Company has informed its participants and other members of the financial community that it has developed and is implementing a program so that its applications and systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within the Depository Trust Company, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which the Depository Trust Company has indicated is complete. Additionally, the Depository Trust Company's plan includes a testing phase, which the Depository Trust Company has advised us is comprised of certain tests which have been successfully completed and other tests which will continue throughout the remainder of 1999.

     However, the Depository Trust Company's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depository Trust Company licenses software and hardware, and third party vendors upon whom the Depository Trust Company relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depository Trust Company has informed its participants and other members of the financial community that it is contacting, and will continue to contact, third party vendors from whom the Depository Trust Company acquires services to:

        - impress upon them the importance of such services being Year 2000 compliant; and

        - determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depository Trust Company is in the process of developing such contingency plans as it deems appropriate.

     According to the Depository Trust Company, the foregoing information with respect to the Depository Trust Company has been provided for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Special Situations when Global Security Will be Terminated. In a few special situations described later, a Global Security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or indirectly through an account at your bank or brokerage firm will be up to you. You must consult your own bank or broker to find out how to have interests in debt securities transferred to your own name, so that they will be direct holders.

     The special situations for termination of a Global Security are:

        - when the Depository notifies us that it is unwilling, unable or no longer qualified to continue as Depository (unless a replacement Depository is named);

        - when an Event of Default on the debt securities has occurred and has not been cured; and

        - when and if we decide to terminate a Global Security.

     The prospectus supplement may list situations for terminating a Global Security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a

Global Security terminates, the Depository (and neither we nor the Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 302) Unless otherwise provided in the prospectus supplement, debt securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons.

RESIGNATION OF TRUSTEE

     Each Trustee may resign or be removed with respect to one or more series of Indenture Securities, and a successor Trustee may be appointed to act with respect to such series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities under one of the Indentures, each such Trustee will be a Trustee of a trust separate and apart from the trust administered by any other such Trustee (Section 609), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.

SENIOR INDENTURE PROVISIONS

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     Under the terms of the Senior Indenture, we will not, and will not permit any Restricted Subsidiary (as defined) to, sell or transfer any manufacturing plant owned by us or any Restricted Subsidiary with the intention of taking back a lease on such property unless:

        - the sale or transfer of property is made within 120 days after the later of the date of

           - the acquisition of such property,

           - the completion of construction of such property, or

           - the commencement of full operation thereof;

        - such lease has a term, including permitted extensions and renewals, of not more than three years, and it is intended that the use by us or the Restricted Subsidiary of the manufacturing plant covered by such lease will be discontinued on or before the expiration of such term;

        - the amount that we realize from such sale or transfer, together with the value (as defined) of then outstanding sale and leaseback transactions not otherwise permitted by the Senior Indenture and the outstanding aggregate principal amount of mortgage, pledge or lien indebtedness not otherwise permitted by the Senior Indenture will not exceed 10% of our Consolidated Net Tangible Assets (as defined); or

        - we will cause an amount equal to the value (as defined) of the manufacturing plant to be sold or transferred and leased to be applied to the retirement (other than any mandatory retirement) within 120 days of the effective date of such sale and leaseback transaction of either the Indenture Securities or other funded indebtedness which is equal in rank to the Indenture Securities, or both. (Section 1010 of the Senior Indenture)

     These provisions are intended to preserve our assets and to limit our ability to incur leases which effectively constitute indebtedness.

LIMITATION ON LIENS

     Under the terms of the Senior Indenture, with certain exceptions, we will not, directly or indirectly, and we will not permit any Restricted Subsidiary to, create or assume any mortgage, pledge or other lien of or upon any of our or their assets unless all of the outstanding Indenture Securities of each series are secured by such mortgage, pledge or lien equally and ratably with any and all other obligations and indebtedness thereby secured for so long as any such other obligations and indebtedness will be so secured. Among the exceptions are:

        - the creation of any mortgage or other lien on any of our property or property of any Restricted Subsidiary to secure indebtedness incurred prior to, at the time of, or within 120 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property; and

        - mortgages or liens on any property that we or any Restricted Subsidiary acquire after the date of the Senior Indenture existing at the time of such acquisition; provided that we incur the secured indebtedness for the purpose of financing all or any part of the acquisition or construction of any such property.

     In addition, we or any Restricted Subsidiary may create or assume any mortgage, pledge or other lien not otherwise permitted by the Senior Indenture for the purpose of securing indebtedness or other obligations so long as the aggregate of all such indebtedness and other obligations then outstanding, together with the value of all outstanding sale and leaseback transactions not otherwise permitted, will not exceed 10% of Consolidated Net Tangible Assets. (Section 1009 of the Senior Indenture)

DEFINITIONS

     The Senior Indenture defines the term "Consolidated Net Tangible Assets" as our total assets and those of our consolidated subsidiaries, including the investment in (at equity) and the net amount of advances to and accounts receivable from corporations which are not consolidated subsidiaries, less the following:

        - our current liabilities and those of our consolidated subsidiaries, including an amount equal to indebtedness required to be redeemed by reason of any sinking fund payment due in 12 months or less from the date as of which current liabilities are to be determined;

        - all of our other liabilities and those of our consolidated subsidiaries other than Funded Debt (as defined), deferred income taxes and liabilities for employee post-retirement health plans recognized in accordance with Statement of Financial Accounting Standards No. 106;

        - all of our and our consolidated subsidiaries' depreciation and valuation reserves and all other reserves (except for reserves for contingencies which have not been allocated to any particular purpose);

        - the book amount of all our and our consolidated subsidiaries' segregated intangible assets, including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense, less unamortized debt premium; and

        - appropriate adjustments on account of minority interests of other persons holding stock in subsidiaries.

     Consolidated Net Tangible Assets is to be determined on a consolidated basis in accordance with generally accepted accounting principles and as provided in the Senior Indenture. (Section 101 of the Senior Indenture)

     The Senior Indenture defines the term "Restricted Subsidiary" as any of our subsidiaries except:

        - any subsidiary substantially all the assets of which are located, or substantially all of the business of which is carried on, outside of the United States and Canada, or any subsidiary substantially all the assets of which consist of stock or other securities of such a subsidiary;

        - any subsidiary principally engaged in the business of financing notes and accounts receivable and any subsidiary substantially all the assets of which consist of the stock or other securities of such subsidiary; or

        - any subsidiary acquired or organized after the date of the Indenture, unless our Board of Directors has designated it as a Restricted Subsidiary and such designation will not result in the breach of any covenant or agreement in the Senior Indenture. (Section 101 of the Senior Indenture)

     The Senior Indenture defines the term "Funded Debt" as indebtedness for borrowed money owed or guaranteed by us or any of our consolidated subsidiaries, and any other indebtedness which under generally accepted accounting principles would appear as debt on the balance sheet of such corporation, which matures by its terms more than twelve months from the date as of which Funded Debt is to be determined or is extendible or renewable at the option of the obligor to a date more than twelve months from the date as of which Funded Debt is to be determined. (Section 101 of the Senior Indenture)

     For purposes of the Limitation on Liens and Limitation on Sale and Leaseback Transactions, the Senior Indenture defines the term "value" with respect to a manufacturing plant as the amount equal to the greater of:

        - the net proceeds of the sale or transfer of such manufacturing plant;
          or

        - the fair value of such manufacturing plant at the time of entering into such Sale and Leaseback Transaction, as determined by our Board of Directors.

     This amount is divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to renewal or extension options contained in such lease. (Section 1010 of the Senior Indenture)

SUBORDINATED INDENTURE PROVISIONS

SUBORDINATION

     Article 16 of the Subordinated Indenture provides that the payment of principal of (premium, if any) and interest on subordinated securities will be subordinated in right of payment to the prior payment in full of Senior Indebtedness. We may make no payment with respect to subordinated securities while a default exists with respect to our Senior Indebtedness.

     The Subordinated Indenture defines "Senior Indebtedness" as:

        - indebtedness of our company, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed for money borrowed from banks or other lending institutions and any other indebtedness or obligations of our company evidenced by a bond, debenture, note or other similar instrument, including without limitation, overdrafts, letters of credit issued for our account and commercial paper;

        - any other indebtedness that constitutes purchase money indebtedness for payment of which we are directly or contingently liable (excluding trade accounts payable);

        - any direct or contingent indebtedness or obligation represented by guarantees or instruments having a similar effect that we enter into (whether prior to the date of the Subordinated Indenture or thereafter) with reference to lease or purchase money obligations of a subsidiary or affiliate of our company or any other corporation in which we hold or have an option to purchase 50% or more of the outstanding capital stock; and

        - renewals, extensions and refundings of any indebtedness described in the three bullet points above, unless in any case the terms of the instrument creating or evidencing such indebtedness provide that the indebtedness is on a parity with or is junior to the Subordinated Indebtedness.

     Any indebtedness that becomes indebtedness of our company by operation of merger, consolidation or other acquisition will constitute Senior Indebtedness if that indebtedness would have been Senior Indebtedness had it been issued by us. By reason of this subordination, in the event that we become insolvent, holders of our Senior Indebtedness may receive more, ratably, and holders of Subordinated Indebtedness may receive less, ratably, than our other creditors. The Subordinated Indenture does not limit our ability to issue Senior Indebtedness.

     If this prospectus is being delivered in connection with a series of subordinated debt, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

CONVERSION AND EXCHANGE

     If you may convert or exchange debt securities for other Securities, the prospectus supplement will explain terms and conditions of such conversion or exchange, including:

        - the conversion price or exchange ratio (or the calculation method);

        - the conversion or exchange period (or how such period will be determined);

        - if conversion or exchange will be mandatory, at your option or at our option;

        - provisions for adjustment of the conversion price or the exchange ratio; and

        - provisions affecting conversion or exchange in the event of the redemption of the debt securities.

     The terms may also include provisions under which the number or amount of other Securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other Securities as of a time stated in the prospectus supplement.

THE TRUSTEES UNDER THE INDENTURE

     The Chase Manhattan Bank is the Trustee under the Senior Indenture. We may appoint The Chase Manhattan Bank as trustee under the Subordinated Indenture. The Chase Manhattan Bank is among the banks with which we maintain ordinary banking relationships. The Chase Manhattan Bank also serves as trustee under other indentures under which the Three Month LIBOR Rate Notes due 2000 ("LIBOR Notes"), 6 1/2% Debentures due 2025 ("6 1/2% Debentures"), 7 5/8% Debentures due 2024 ("7 5/8% Debentures"), 8% Debentures due 2006 ("8% Debentures") and the 9% Notes of Eaton ETN Offshore Ltd. due 2001 ("9% Notes") are outstanding.

     In the event that a default occurs under either Indenture or under the indentures which govern the LIBOR Notes, the 6 1/2% Debentures, the 7 5/8% Debentures, the 8% Debentures or the 9% Notes at a time when Indenture Securities are outstanding under the Subordinated Indenture, unless the default is cured or waived within 90 days, the provisions of the Trust Indenture Act require that, if The Chase Manhattan Bank is Subordinated Trustee, it must resign as Trustee under either the Subordinated Indenture or each of the Senior Indenture, the LIBOR Notes indenture, the 6 1/2% Debentures indenture, the
7 5/8% Debentures indenture, the 8% Debentures indenture and the 9%

Notes indenture. In such circumstance, we expect that The Chase Manhattan Bank would resign as Trustee under the Subordinated Indenture.

FOREIGN CURRENCY RISKS -- FLUCTUATIONS AND CONTROLS

     Debt securities denominated or payable in foreign Currencies may entail significant risks. For example, the value of the Currencies, in comparison to United States dollars, may decline, or foreign governments may impose or modify controls regarding the payment of foreign Currency obligations. These events may cause the value of debt securities denominated or payable in those foreign Currencies to fall substantially. These risks will vary depending upon the foreign Currency or Currencies involved and will be more fully described in the applicable prospectus supplement.

                          DESCRIPTION OF DEBT WARRANTS

     We may issue, either together with other debt securities or preferred shares or separately, debt warrants to purchase underlying debt securities. We will issue debt warrants, if any, under warrant agreements (each a "debt warrant agreement") that would be between us and a bank or trust company, as warrant agent (the "debt warrant agent"), that we will describe in a prospectus supplement. The form of the debt warrant agreement is contained in a registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 of this prospectus for information on how to obtain a copy of the debt warrant agreement. The following is a summary of the material terms of the debt warrant agreement. This summary is not complete, and is qualified in its entirety by reference to, all the provisions of the debt warrant agreement and the accompanying debt warrant certificates, including the definitions therein of certain terms.

GENERAL

     You should read the prospectus supplement for the terms of the offered debt warrants, including the following:

        - the initial offering price;

        - the title and aggregate number of such debt warrants;

        - the designation, aggregate principal amount and other terms of the senior securities purchasable upon exercise of the debt warrants;

        - if applicable, the designation and terms of the debt securities or preferred shares with which the debt warrants are issued and the number of debt warrants issued with each debt security or preferred share;

        - if applicable, the date on and after which the debt warrants and the related debt securities or preferred shares will be separately transferable;

        - the principal amount of senior securities purchasable upon exercise of one debt warrant and the price at which such principal amount of senior securities may be purchased upon such exercise;

        - the date on which the right to exercise the debt warrants will commence and the date on which such right will expire;

        - if applicable, a discussion of United States federal income tax consequences applicable to the exercise of the debt warrants and to the senior securities purchasable upon the exercise of the debt warrants;

        - the identity of the debt warrant agent;

        - whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred or registered; and

        - any other terms of the debt warrants.

     Debt warrant certificates may be exchanged for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement relating thereto. (Section 3.01 of the debt warrant agreement)

EXERCISE OF DEBT WARRANTS

     Each offered debt warrant will entitle the holder thereof to purchase such amount of underlying debt securities at the exercise price set forth in, or calculable from, the prospectus supplement relating to such offered debt warrants. After the close of business on the expiration date, unexercised debt warrants will become void.

     You may exercise debt warrants by payment to the debt warrant agent of the applicable exercise price and by delivery to the debt warrant agent of the related debt warrant certificate, properly completed. Debt warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt by the debt warrant agent, within five business days thereafter, of the debt warrant certificate or certificates evidencing the debt warrants. Upon receipt of such payment and the properly completed debt warrant certificates at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, deliver the amount of the underlying debt securities purchased upon such exercise. If fewer than all of the debt warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the unexercised debt warrants. If you hold a debt warrant, you must pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities purchased upon such exercise.

MODIFICATIONS

     There are three types of changes we can make to the debt warrant agreement and the offered debt warrants.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your debt warrants without your specific approval. Those types of changes include modifications and amendments that:

        - accelerate the expiration date;

        - increase the exercise price;

        - reduce the number of outstanding debt warrants, the consent of the holders of which is required for any such modification or amendment; or

        - otherwise materially and adversely affect the rights of the holders of the debt warrants.

     Changes Requiring a Majority Vote. The second type of change to the debt warrant agreement and the offered debt warrants is the kind that requires a vote in favor by holders of debt warrants owning a majority of the principal amount of the particular series affected. Most changes fall into this category.

     Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt warrants. This type of change is limited to clarifications and other changes that would not adversely affect holders of the debt warrants.

NO RIGHTS AS HOLDERS OF UNDERLYING DEBT SECURITIES

     Before you exercise the warrants, you are not entitled to payments of principal of (or premium, if any) or interest on the related underlying debt securities or to exercise any other rights whatsoever as a holder of the underlying debt securities.

                        DESCRIPTION OF PREFERRED SHARES

     The following description sets forth the general terms and provisions of the preferred shares. If we offer preferred shares, we will describe the specific designation and rights in a prospectus supplement and we will file a description with the SEC.

GENERAL

     Our Board of Directors is authorized without further shareholder action to issue one or more series of up to 14,106,394 preferred shares. The Board of Directors can also determine the number of shares, dividend rates, dividend payment dates, and dates from which dividends will be cumulative, redemption rights or prices, sinking fund provisions, liquidation prices, conversion rights and restrictions on the issuance of shares of the same series or any other class or series. As of the date of this prospectus, no preferred shares are issued or outstanding.

     The preferred shares will have the dividend, liquidation, redemption, voting rights and conversion rights set forth below unless otherwise provided in the prospectus supplement relating to a particular series of offered preferred shares.

     We will set forth the following terms of the offered preferred shares in the prospectus supplement:

        - the title and stated value of the offered preferred shares, the liquidation preference per share and the number of shares offered;

        - the price at which we will issue the offered preferred shares;

        - the dividend rates and dates on which dividends will be payable, as well as the dates from which dividends will commence to cumulate or the method(s) of calculation thereof;

        - the period or periods within which, the price or prices at which, and the terms and conditions upon which the offered preferred shares may be redeemed, in whole or in part, at our option, if we are to have that option;

        - our obligation, if any, to redeem or purchase the offered preferred shares pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions upon which the offered preferred shares will be redeemed or purchased in whole or in part pursuant to such obligation;

        - any rights on the part of the holder to convert the offered preferred shares into our common shares;

        - any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions;

        - the terms of any debt warrants that we will offer together with or separately from the offered preferred shares;

        - the national securities exchanges, if any, upon which the offered preferred shares will be listed;

        - the procedures for any auction or remarketing, if any, of the offered preferred shares; and

        - any other terms of the offered preferred shares.

     The preferred shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to our preferred stock account.

     We have adopted a rights plan and are subject to certain provisions of Ohio law, each of which may have the effect of delaying, deferring or preventing a change in control of our company. See "Description of Common Shares -- Rights Plan" and "-- Certain Ohio Statutes."

DIVIDENDS

     As a holder of offered preferred shares, you will be entitled to receive cash dividends, when and as declared by the Board of Directors out of our assets legally available for payment, at such rate and on such quarterly dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock books on the record dates fixed by the Board of Directors. Dividends will be cumulative from and after the date set forth in the applicable prospectus supplement.

     If we have not paid or declared and set apart for payment full cumulative dividends on any preferred shares for any dividend period or we are in default with respect to the redemption of preferred shares or any sinking fund for any preferred shares, we may not do the following:

        - declare any dividends (except a dividend payable in shares ranking junior to the preferred shares) on, or make any distribution (except as aforesaid) on the common shares or any of our other shares; or

        - make any payment on account of the purchase, redemption or other retirement of, our common shares or any of our other shares except out of the proceeds of the sale of common shares or any other shares ranking junior to the preferred shares.

     If dividends on preferred shares are in arrears, and there will be outstanding shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares, we, in making any dividend payment on account of such arrears, are required to make payments ratably upon all outstanding preferred shares and such other series of preferred shares in proportion to the respective amounts of dividends in arrears on such preferred shares and shares of such other series.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of the offered preferred shares will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. This distribution will be made out of our assets available for distribution to shareholders and will be made before any distribution is made to holders of our common shares. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to the preferred shares and any of our other shares ranking on a parity with the preferred shares are not paid in full, the holders of those shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred shares will not be entitled to any further participation in any distribution of our assets. A consolidation or merger of our company with or into any other corporation or corporations or a sale of all or substantially all of our assets will not be deemed to be a liquidation, dissolution or winding up of our company.

REDEMPTION

     The offered preferred shares will be redeemable in whole or in part at our option, at the times and at the redemption prices that we set forth in the applicable prospectus supplement.

     We may not redeem less than all the outstanding shares of any series of preferred shares unless full cumulative dividends have been paid or declared and set apart for payment upon all outstanding shares of such series of preferred shares for all past dividend periods. In addition, all of our matured obligations with respect to all sinking funds, retirement funds or purchase funds for all series of preferred shares then outstanding must have been met.

VOTING RIGHTS

     The holders of the offered preferred shares are entitled to one vote per share on all matters presented to our shareholders.

     If the equivalent of six quarterly dividends payable on any series of preferred shares are in default, whether or not declared or consecutive, the holders of all outstanding series of preferred shares, voting as a single class without regard to series, will be entitled to elect two directors until all dividends in default have been paid or declared and set apart for payment. The holders of preferred shares will not have or exercise such special class voting rights except at meetings of the shareholders for the election of directors at which the holders of not less than a majority of the outstanding preferred shares of all series are present in person or by proxy.

     The affirmative vote of the holders of at least two-thirds of the outstanding preferred shares, voting as a single class without regard to series, will be required for any amendment of our Amended Articles of Incorporation or Amended Regulations that will adversely affect the preferences, rights or voting powers of the preferred shares. If not all series of preferred shares would be affected as to their preferences, rights or voting powers, only the consent of holders of at least two-thirds of the shares of each series that would be affected, voting separately as a class, will be required. A two-thirds vote is also required to issue any class of stock that will have preference as to dividends or distribution of assets over any outstanding series of preferred shares.

     The affirmative vote of the holders of a majority of the outstanding preferred shares will be necessary to increase the authorized number of preferred shares or to authorize any shares ranking on a parity with the preferred shares. The Regulations may be amended to increase the number of directors, without the vote of the holders of outstanding preferred shares.

CONVERSION RIGHTS

     We will state in the prospectus supplement for any series of offered preferred shares whether shares in that series are convertible into common shares. Unless otherwise provided in the applicable prospectus supplement, if a series of preferred shares is convertible into common shares, holders of convertible preferred shares of that series will have the right, at their option and at any time, to convert any of those convertible preferred shares in accordance with their terms. However, if that series of convertible preferred shares is called for redemption, the conversion rights pertaining to them will terminate at the close of business on the date before the redemption date.

     Unless we specify otherwise in the applicable prospectus supplement, the conversion rate is subject to adjustment in certain events, including the following:

        - the issuance of common shares or capital shares of any other class as a dividend or distribution on the common shares;

        - subdivisions and combinations of the common shares;

        - the issuance of certain rights or warrants to all holders of common shares entitling those holders to subscribe for or purchase common shares, or securities convertible into common shares, within the period specified in the prospectus supplement at less than the current market price as defined in the Certificate of Designations for such series of convertible preferred shares; and

        - the distribution of evidences of indebtedness or assets or rights or warrants to all holders of common shares (excluding cash dividends, distributions, rights or warrants, referred to above).

     No adjustments in the conversion rate will be made as a result of regular quarterly or other periodic or recurrent cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect or a period of three years will have elapsed from the date of occurrence of any event requiring any such adjustment; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. We reserve the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as we, in our discretion, determine to be advisable in order that certain stock-related distributions or subdivisions of the common shares hereafter made by us to our shareholders will not be taxable. Except as stated above, the conversion rate will not be adjusted for the issuance of common shares or any securities convertible into or exchangeable for common shares, or securities carrying the right to purchase any of the foregoing.

     In the case of:

        - any reclassification or change of the common shares;

        - a consolidation or merger involving our company; or

        - a sale or conveyance to another corporation of the property and assets of our company as an entirety or substantially as an entirety,

in each case as a result of which holders of common shares will be entitled to receive stock, securities, or other property or assets, including cash, with respect to or in exchange for such common shares, the holders of the convertible preferred shares then outstanding will be entitled thereafter to convert those convertible preferred shares into the kind and amount of shares and other securities or property which they would have received upon such reclassification, change, consolidation, merger, combination, sale or conveyance had those convertible preferred shares been converted into common shares immediately prior to the reclassification, change, consolidation, merger, combination, sale or conveyance.

     In the event of a taxable distribution to holders of common shares or other transaction which results in any adjustment of the conversion rate, the holders of convertible preferred shares may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common shares or the convertible preferred shares.

                          DESCRIPTION OF COMMON SHARES

     The following is a summary of the material provisions concerning the common shares contained in our Amended Articles of Incorporation ("Articles") and our Amended Regulations ("Regulations"), as affected by debt agreements. Reference is made to such Articles and Regulations, which we have filed with the SEC. See "Where You Can Find More Information" on page 2 of this prospectus for information on how to obtain a copy of the Articles and Regulations.

AUTHORIZED NUMBER

     The Articles authorize the issuance of up to 300,000,000 common shares. On November 9, 1999, there were 74,104,700 common shares issued and outstanding. The outstanding common shares are fully paid and non-assessable, and shareholders are not subject to any liability for calls and assessments. The Articles also authorize the issuance of up to 14,106,394 preferred shares. Currently, there are no preferred shares issued and outstanding.

DIVIDENDS

     Holders of common shares may receive dividends that our Board of Directors declares.

VOTING RIGHTS

     Each common share entitles the holder to one vote. Directors are elected by cumulative voting, which means that each common share entitles the holder to the number of votes equal to the number of directors to be elected. All votes in respect of such share may be cast for one or more of the directors to be elected. Cumulative voting may have the effect of increasing minority shareholders' representation on the Board of Directors.

     The Articles provide that action may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the Company, except in each case as is otherwise provided in the Articles or Regulations. The Articles and Regulations provide for a voting proportion which is different from that provided by statutory law in order for shareholders to take action in certain circumstances, including the following:

        (1) two-thirds vote required to fix or change the number of directors;

        (2) two-thirds vote required for removal of directors;

        (3) fifty percent of the outstanding shares required to call a special meeting of shareholders;

        (4) two-thirds vote required to amend the Regulations without a meeting;

        (5) two-thirds vote required to amend the provisions described in items
     (1) and (4) above and this provision, unless such action is recommended by two-thirds of the members of the Board of Directors;

        (6) two-thirds vote required to approve certain transactions, such as the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or business, or the consolidation of the Company or its merger into another corporation, or certain other mergers and majority share acquisitions; and

        (7) two-thirds vote required to amend the provisions described in item
     (6) above, or this provision.

     The requirement of a two-thirds vote in certain circumstances may have the effect of delaying, deferring or preventing a change in control of our company.

RIGHTS PLAN

     We have adopted a rights plan which may have the effect of delaying or preventing a change in control of our company. This plan attached to each common share one right (a "Right") that, when exercisable, entitles the holder of the Right to purchase one one-hundredth of a share of Series A Participating Preferred Stock at a purchase price of $250, subject to adjustment. If certain takeover events occur, exercise of the Rights would entitle the holders thereof (other than the acquiring person or group) to receive common shares or common stock of a surviving corporation, or cash, property or other securities, with a market value equal to twice the purchase price. Those takeover events include a person or group becoming the owner of 20% or more of the common shares or the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding common shares. Accordingly, exercise of the Rights may cause substantial dilution to a person who attempts to acquire our company.

     The Rights automatically attach to each outstanding common share, including any shares offered pursuant to the applicable prospectus supplement. There is no monetary value presently assigned to the Rights, and they will not trade separately from the common shares unless and until they become exercisable. The Rights, which expire on July 12, 2005, may be redeemed, at the option of our Board of Directors, at a price of $.01 per Right at any time prior to a group or person acquiring ownership of 20% or more of the outstanding common shares. The Rights Agreement may have certain antitakeover effects, although it is not intended to preclude any acquisition or business combination that is at a fair price and otherwise in the best interests of our company and our shareholders as determined by our Board of Directors. However, a shareholder could potentially disagree with the Board's determination of what constitutes a fair price or the best interests of our company and our shareholders.

     The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between us and First Chicago Trust Company of New York, as Rights Agent. We have filed a copy of the Rights Agreement as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" on page 2 of this prospectus for information on how to obtain a copy of the Rights Agreement. The above description of the Rights is a summary of the material terms of the Rights, does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, after the payment or provision for payment of our debts and other liabilities and the preferential amounts to which holders of our preferred shares are entitled, if any such preferred shares are then outstanding, the holders of the common shares are entitled to share pro rata in our assets remaining for distribution to shareholders.

MISCELLANEOUS RIGHTS, LISTING AND TRANSFER AGENTS

     Our common shares have no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

     Our outstanding common shares are listed on the New York Stock Exchange, Chicago Stock Exchange, Pacific Exchange and London Stock Exchange. The First Chicago Trust Company of New York is the transfer agent and registrar for our common shares.

CLASSIFICATION OF BOARD OF DIRECTORS

     Our Board of Directors is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified Board of Directors, where cumulative voting is in effect, is to require the votes of more shares to elect one or more members of the Board of Directors than would be required if the Board of Directors were not classified. Additionally, the effect of a classified Board of Directors may be to make it more difficult to acquire control of our company.

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

CERTAIN OHIO STATUTES

     Various laws may affect the legal or practical ability of shareholders to dispose of shares of our company. Such laws include the Ohio statutory provisions described below.

     Chapter 1704 of the Ohio Revised Code prohibits an interested shareholder (defined as a beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any issuing public Ohio corporation) or any affiliate or associate of an interested shareholder (as defined in Section 1704.01 of the Ohio Revised Code) from engaging in certain transactions with the corporation during the three-year period after the interested shareholder's share acquisition date.

     The prohibited transactions include mergers, consolidations, majority share acquisitions, certain asset sales, loans, certain sales of shares, dissolution, and certain reclassifications, recapitalizations, or other transactions that would increase the proportion of shares held by the interested shareholder.

     After expiration of the three-year period, the corporation may participate in such a transaction with an interested shareholder only if, among other things:

        - the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the disinterested voting shares (shares not held by the interested shareholder); or

        - the transaction meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares.

     The prohibitions do not apply if, before the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the interested shareholder's acquisition of shares or the otherwise prohibited transaction. The restrictions also do not apply if a person inadvertently becomes an interested shareholder or was an interested shareholder prior to the adoption of the statute on April 11, 1990, unless, subject to certain exceptions, the interested shareholder increases his, her or its proportionate share interest on or after April 11, 1990.

     Pursuant to Ohio Revised Code Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation's securities within eighteen (18) months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves in a court of competent jurisdiction either of the following:

        - that his, her or its sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that such person would acquire control of the corporation; or

        - such person's purpose was not to increase any profit or decrease any loss in the stock, and the proposal did not have a material effect on the market price or trading volume of the stock.

Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation fails or refuses to bring an action to recover these profits within sixty (60) days of a written request. The party bringing such an action may recover attorneys' fees if the court having jurisdiction over such action orders recovery of any profits.

CONTROL SHARE ACQUISITION ACT

     We are also subject to Ohio's Control Share Acquisition Act (Ohio Revised Code 1701.831). The Control Share Acquisition Act provides that, with certain exceptions, a person may acquire beneficial ownership of shares in certain ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more) of the voting power of the outstanding shares of an Ohio corporation meeting certain criteria, which our company meets, only if such person has submitted an "acquiring person statement" and the proposed acquisition has been approved by the vote of a majority of the shares of the corporation represented at a special meeting called for such purpose and by a majority of such shares of the corporation excluding "interested shares," as defined in Section 1701.01 of the Ohio Revised Code.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities as follows:

        - through agents;

        - to or through underwriters; or

        - directly to other purchasers.

     We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

     We, directly or through agents, may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions. These transactions may be:

        - at a fixed public offering price or prices, which may be changed;

        - at market prices prevailing at the time of sale;

        - at prices related to such prevailing market prices; or

        - at negotiated prices.

     In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933.

     We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.

     If we indicate in the prospectus supplement relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase such offered securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions that we specify in the prospectus supplement, and we will specify in the prospectus supplement the commission payable for solicitation of such contracts.

                                 LEGAL OPINIONS

     The validity of the offered securities will be passed upon for us by G. L. Gherlein, Executive Vice President and General Counsel, and for any underwriters, dealers or agents by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Mr. Gherlein is paid a salary by our company and participates in various employee benefit plans offered to officers of our company generally.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K/A No. 2 for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Aeroquip-Vickers, Inc. and subsidiaries included in our Current Report on Form 8-K/A dated April 22, 1999, as amended, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes and Debentures offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                       Page
                                       ----
Special Note Regarding Forward-
  Looking Statements.................   S-2
The Company..........................   S-2
Use of Proceeds......................   S-4
Capitalization.......................   S-5
Selected Pro Forma Financial Data....   S-6
Selected Historical Consolidated
  Financial Data.....................   S-7
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................  S-10
Description of the Notes and
  Debentures.........................  S-14
Underwriting.........................  S-15
Validity of the Notes and
  Debentures.........................  S-16
Experts..............................  S-16

             Prospectus
Where You Can Find More Information..     2
The Company..........................     3
Use of Proceeds......................     3
Prospectus...........................     4
Prospectus Supplement................     4
Description of Debt Securities.......     4
Description of Debt Warrants.........    21
Description of Preferred Shares......    23
Description of Common Shares.........    26
Plan of Distribution.................    30
Legal Opinions.......................    30
Experts..............................    31

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------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $400,000,000

                               EATON CORPORATION

                                  $250,000,000

                              6.95% Notes due 2004

                                  $150,000,000

                           7.65% Debentures due 2029

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                            -----------------------

                              GOLDMAN, SACHS & CO.

                             CHASE SECURITIES INC.

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE DEBENTURES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS
                       Supplemental Prospectus Supplement

                                     Page
                                     -----
Description of the Debentures....    SPS-2
Use of Proceeds..................    SPS-2
Underwriting.....................    SPS-2

Prospectus Supplement
Special Note Regarding Forward-
  Looking Statements.............      S-2
The Company......................      S-2
Use of Proceeds..................      S-4
Capitalization...................      S-5
Selected Pro Forma Financial
  Data...........................      S-6
Selected Historical Consolidated
  Financial Data.................      S-7
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations......     S-10
Description of the Notes and
  Debentures.....................     S-14
Underwriting.....................     S-15
Validity of the Notes and
  Debentures.....................     S-16
Experts..........................     S-16

Prospectus
Where You Can Find More
  Information....................        2
The Company......................        3
Use of Proceeds..................        3
Prospectus.......................        4
Prospectus Supplement............        4
Description of Debt Securities...        4
Description of Debt Warrants.....       21
Description of Preferred
  Shares.........................       23
Description of Common Shares.....       26
Plan of Distribution.............       30
Legal Opinions...................       30
Experts..........................       31

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $50,000,000

                               EATON CORPORATION

                           7.65% Debentures due 2029

                            ------------------------

                                  SUPPLEMENTAL
                             PROSPECTUS SUPPLEMENT

                            -----------------------

                              GOLDMAN, SACHS & CO.
                             CHASE SECURITIES INC.

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------------------------------------------------------